EXHIBIT 10.1


                                CREDIT AGREEMENT

                            DATED AS OF APRIL 1, 1998

                                      AMONG

                             EXPRESS SCRIPTS, INC.,
                             A DELAWARE CORPORATION,
                                  AS BORROWER,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                                       AND

                             BANKERS TRUST COMPANY,
                                    AS AGENT

                              EXPRESS SCRIPTS, INC.
                                CREDIT AGREEMENT
                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS
         1.1 CERTAIN DEFINED TERMS
         1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT;FISCAL PERIODS FOR DETERMINING COMPLIANCE AND PRICING
         1.3 OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION
SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS
         2.1 COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES
         2.2 INTEREST ON THE LOANS
         2.3 FEES 35
         2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS
         2.5 USE OF PROCEEDS
         2.6 SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS
         2.7 INCREASED COSTS; TAXES; CAPITAL ADEQUACY
         2.8 OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE; REPLACEMENT
SECTION 3. LETTERS OF CREDIT
         3.1 ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN
         3.2 LETTER OF CREDIT FEES
         3.3 DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT
         3.4 OBLIGATIONS ABSOLUTE
         3.5 INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES
         3.6 INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT
SECTION 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT
         4.1 CONDITIONS TO TERM LOANS AND INITIAL REVOLVING LOANS AND SWING LINE LOANS
         4.2 CONDITIONS TO ALL LOANS
         4.3 CONDITIONS TO LETTERS OF CREDIT
SECTION 5. COMPANY'S REPRESENTATIONS AND WARRANTIES
         5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES
         5.2 AUTHORIZATION OF BORROWING, ETC.
         5.3 FINANCIAL CONDITION
         5.4 NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS
         5.5 TITLE TO PROPERTIES; LIENS
         5.6 LITIGATION; ADVERSE FACTS
         5.7 PAYMENT OF TAXES
         5.8 PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL CONTRACTS
         5.9 GOVERNMENTAL REGULATION; ACCREDITATION
         5.10 SECURITIES ACTIVITIES
         5.11 EMPLOYEE BENEFIT PLANS
         5.12 CERTAIN FEES
         5.13 ENVIRONMENTAL PROTECTION
         5.14 EMPLOYEE MATTERS
         5.15 SOLVENCY
         5.16 MATTERS RELATING TO COLLATERAL
         5.17 DISCLOSURE
         5.18 ACCURACY OF REPRESENTATIONS AND WARRANTIES IN THE DEFINITIVE ACQUISITION DOCUMENTS
         5.19 YEAR 2000 COMPLIANCE
SECTION 6. COMPANY'S AFFIRMATIVE COVENANTS
         6.1 FINANCIAL STATEMENTS AND OTHER REPORTS
         6.2 CORPORATE EXISTENCE, ETC.
         6.3 PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION
         6.4 MAINTENANCE OF PROPERTIES; INSURANCE
         6.5 INSPECTION RIGHTS; LENDER MEETING
         6.6 COMPLIANCE WITH LAWS, ETC.
         6.7 ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS
         6.8 EXECUTION OF SUBSIDIARY GUARANTY AND COLLATERAL DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES
         6.9 YEAR 2000 COMPLIANCE
SECTION 7. COMPANY'S NEGATIVE COVENANTS
         7.1 INDEBTEDNESS
         7.2 LIENS AND RELATED MATTERS
         7.3 INVESTMENTS; JOINT VENTURES
         7.4 CONTINGENT OBLIGATIONS
         7.5 RESTRICTED JUNIOR PAYMENTS
         7.6 FINANCIAL COVENANTS
         7.7 RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS
         7.8 CONSOLIDATED CAPITAL EXPENDITURES
         7.9 FISCAL YEAR
         7.10 SALES AND LEASE-BACKS
         7.11 SALE OR DISCOUNT OF RECEIVABLES
         7.12 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES
         7.13 DISPOSAL OF SUBSIDIARY STOCK
         7.14 CONDUCT OF BUSINESS
SECTION 8. EVENTS OF DEFAULT
         8.1 FAILURE TO MAKE PAYMENTS WHEN DUE
         8.2 DEFAULT IN OTHER AGREEMENTS
         8.3 BREACH OF CERTAIN COVENANTS
         8.4 BREACH OF WARRANTY
         8.5 OTHER DEFAULTS UNDER LOAN DOCUMENTS
         8.6 INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.
         8.7 VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.
         8.8 JUDGMENTS AND ATTACHMENTS
         8.9 DISSOLUTION
         8.10 EMPLOYEE BENEFIT PLANS
         8.11 CHANGE IN CONTROL
         8.12 INVALIDITY OF SUBSIDIARY GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS
         8.13 FAILURE TO CONSUMMATE THE ACQUISITION
Section 9. AGENT
         9.1 Appointment
         9.2 Powers and Duties; General Immunity
         9.3 Representations and Warranties; No Responsibility For Appraisal of Creditworthiness
         9.4 Right to Indemnity
         9.5 Successor Agent and Swing Line Lender
         9.6 Collateral Documents and Guaranties
SECTION 10. MISCELLANEOUS
         10.1 ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT
         10.2 EXPENSES
         10.3 INDEMNITY
         10.4 SET-OFF
         10.5 RATABLE SHARING
         10.6 AMENDMENTS AND WAIVERS
         10.7 INDEPENDENCE OF COVENANTS
         10.8 NOTICES
         10.9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS
         10.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE
         10.11 MARSHALLING; PAYMENTS SET ASIDE
         10.12 SEVERABILITY
         10.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS
         10.14 HEADINGS
         10.15 APPLICABLE LAW
         10.16 SUCCESSORS AND ASSIGNS
         10.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS
         10.18 WAIVER OF JURY TRIAL
         10.19 CONFIDENTIALITY
         10.20 COUNTERPARTS; EFFECTIVENESS

                              EXPRESS SCRIPTS, INC.
                                CREDIT AGREEMENT

     This CREDIT AGREEMENT is dated as of April 1, 1998 and entered into by and among EXPRESS SCRIPTS, INC., a Delaware corporation ("COMPANY"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), and BANKERS TRUST COMPANY ("BTCO"), as administrative agent for Lenders (in such capacity, "AGENT").

                                 R E C I T A L S

     WHEREAS, Company intends to acquire (the "ACQUISITION") all of the outstanding capital stock of (i) Value Health, Inc., the sole assets and liabilities of which at the time of the Acquisition are those relating to the outpatient pharmacy benefit management businesses operated under the name ValueRx, and (ii) Managed Prescription Network, Inc., the sole assets and liabilities of which at the time of the Acquisition are those relating to the outpatient pharmacy benefit management business now or formerly operated under the name of "Columbia Pharmacy Solutions" (collectively with Value Health, Inc., "VALUERX") from direct and indirect wholly-owned Subsidiaries of Columbia/HCA Healthcare Corporation ("SELLER");

     WHEREAS, Company desires that Lenders extend certain credit facilities to Company to finance a portion of the purchase price of ValueRx in connection with the Acquisition and for working capital and other general corporate purposes;

     WHEREAS, the proceeds of the Term Loans, together with approximately $105 million in cash on hand at Company, will be used (i) to pay the purchase price of $445 million (subject to adjustment) to Seller and (ii) to pay fees and expenses of approximately $20 million in connection with the Acquisition;

     WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Agent, on behalf of Lenders, a pledge of all of the capital stock of each of its domestic Subsidiaries, excluding Practice Patterns Science, Inc., Great Plains Reinsurance Company and other Subsidiaries consented to by the Requisite Lenders from time to time (the "EXEMPT SUBSIDIARIES"), and 65% of the stock of its foreign Subsidiaries; and

     WHEREAS, all of the domestic Subsidiaries of Company, excluding the Exempt Subsidiaries, have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Agent, on behalf of Lenders, a pledge of all of the capital stock of each of their domestic Subsidiaries, excluding the Exempt Subsidiaries, and 65% of the stock of all foreign Subsidiaries.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Agent agree as follows:

SECTION 1.........DEFINITIONS

1.1      CERTAIN DEFINED TERMS.

     The following terms used in this Agreement shall have the following meanings:

     "ACQUIRED ENTITIES" has the meaning assigned to that term in the Stock Purchase Agreement dated as of February 19, 1998 by and among Company, Columbia/HCA Healthcare Corporation, VH Holding, Inc. and Galen Holdings, Inc.

     "ACQUISITION" has the meaning assigned to that term in the recitals to this Agreement.

     "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (A) the rate appearing on Page 3750 of the Dow Jones Market Screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the interbank market) at approximately 11:00 a.m., London time, on the Interest Rate Determination Date, as the rate for dollar deposits with a maturity comparable to such Interest Period or (B) if such rate is not available at such time for any reason, the offered quotation to first class banks in the interbank Eurodollar market by BTCo for U.S. dollar deposits of amounts in same day funds comparable to the principal amounts of the Eurodollar Rate Loans of BTCo for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date BY (ii) a percentage equal to 100% MINUS the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

     "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

     "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Agent appointed pursuant to subsection 9.5A.

     "AGREEMENT" means this Credit Agreement dated as of April 1, 1998, as it may be amended, supplemented or otherwise modified from time to time.

     "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or
(iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $300,000 or less); PROVIDED, THAT, with respect to any sale that would be otherwise deemed an Asset Sale pursuant to the foregoing, if Company shall deliver an Officers' Certificate to Agent at or prior to receipt of proceeds of such sale setting forth Company's intent to use such proceeds to replace assets that would be included in "property, plant and equipment" reflected in the consolidated balance sheet of Company and its Subsidiaries ("PLANT ASSETS") that are the subject of such sale with other plant assets necessary or desirable for the conduct of its business, or to exchange plant assets for other plant assets used in the conduct of its business within 180 days of such receipt and no Event of Default or Potential Event of Default shall have occurred and shall be continuing at such time, such sale shall not be deemed to constitute an Asset Sale, except to the extent not so used within such 180 day period, after which time such sale, to such extent, shall be deemed an Asset Sale.

     "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of EXHIBIT X annexed hereto.

     "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

     "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

     "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

     "BTCO" has the meaning assigned to that term in the introduction to this Agreement.

     "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Missouri or is a day on which banking institutions located in either such State are authorized or required by law or other governmental action to close.

     "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

     "CASH" means money, currency or a credit balance in a demand, time, savings, passbook or like account, other than an account evidenced by a negotiable certificate of deposit.

     "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

     "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit XI annexed hereto delivered by a Lender to Agent pursuant to subsection 2.7B(iii).

     "CLOSING DATE" means the date on which the initial Loans are made.

     "COLLATERAL" means, collectively, all of the property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

     "COLLATERAL DOCUMENTS" means the Company Pledge Agreement, the Subsidiary Pledge Agreements, and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Agent, on behalf of Lenders, a Lien on property of that Loan Party as security for the Obligations.

     "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

     "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

     "COMPANY PLEDGE AGREEMENT" means the Company Pledge Agreement executed and delivered by Company on the Closing Date, substantially in the form of EXHIBIT XII annexed hereto, as such Company Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

     "COMPLIANCE  CERTIFICATE" means a certificate  substantially in the form of
EXHIBIT VII annexed hereto delivered to Agent and Lenders by Company pursuant to subsection 6.1(iii).

     "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries MINUS
(i) the aggregate of all trade-in allowances and proceeds received by Company and its Subsidiaries during that period for the exchange of plant assets owned by Company, as described in the definition of the term "Asset Sale" and (ii) up to $15,000,000 for the cost of integrating the computer systems of ValueRx and Company to the extent capitalized in the first 18 months after the Closing Date.

     "CONSOLIDATED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense,
(iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items incurred in the ordinary course of business reducing Consolidated Net Income and (vii), for any period that includes Fiscal Quarters ending on or prior to March 31, 1999, retention bonuses in an aggregate amount up to $8,000,000 to the extent actually paid to key employees of ValueRx LESS other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Agent and Lenders on or before the Closing Date.

     "CONSOLIDATED LEVERAGE RATIO" means the ratio of (i) Consolidated Total Debt as of the last day of any period to (ii) Consolidated EBITDA for the four-Fiscal Quarter period ending as of such day, subject to subsection 1.2B.

     "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains, net non-cash extraordinary losses or up to $1,000,000 of cash extraordinary losses relating to restructuring charges in connection with Vision.

     "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

     "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

     "CONTRACTUAL OBLIGATION", as applied to any Person, means any Security issued by that Person or any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

     "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

     "DEFINITIVE ACQUISITION DOCUMENTS" has the meaning assigned to that term in subsection 4.1L of this Agreement.

     "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

     "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; PROVIDED that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (B) any Lender and any Affiliate of any Lender; PROVIDED that no Affiliate of Company shall be an Eligible Assignee.

     "EMPLOYEE  BENEFIT  PLAN" means any  "employee  benefit plan" as defined in
Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

     "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), in each case in writing, by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety, as relating to the environment, natural resources or the environment.

     "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other binding requirements of governmental authorities relating to (i) environmental matters, (ii) any activity, event or occurrence involving Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or, as relating to the environment, the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.), the
Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 ET SEQ.), the Clean Air Act (42 U.S.C. ss. 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss.136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. ss. 651 ET SEQ.), the Oil Pollution Act (33 U.S.C. ss. 2701 ET SEQ) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss. 11001 ET SEQ.), each As amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

     "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section  414(b) of the  Internal  Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

     "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;
(iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to
Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that results in liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or
(xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan, PROVIDED that such imposition is not otherwise a "reportable event."

     "EURODOLLAR BUSINESS DAY" means any day (i) excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such State are authorized or required by law, or other governmental action to close and (ii) on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

     "EURODOLLAR RATE MARGIN" has the meaning specified in subsection 2.2A.

     "EVENT OF DEFAULT" means each of the events set forth in Section 8.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     "EXEMPT SUBSIDIARIES" has the meaning assigned to that term in the recitals to this Agreement.

     "EXISTING CREDIT AGREEMENT" means that certain Revolving Loan Agreement dated as of May 21, 1993 between Company and Mercantile Bank National Association as amended from time to time prior to the Closing Date.

     "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

     "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

     "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xii).

     "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2, (i) such Lien has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien to which such Collateral is subject.

     "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

     "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

     "FUNDING AND PAYMENT OFFICE" means (i) the office of Agent and Swing Line Lender located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 or (ii) such other office of Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Agent and Swing Line Lender to Company and each Lender.

     "FUNDING DATE" means the date of the funding of a Loan.

     "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination, PROVIDED that, if Company notifies Agent that Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until the earliest of (i) the withdrawal of such notice, (ii) the amendment of such provision in accordance herewith, or (iii) 180 days after such notice has been given.

     "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

     "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any friable asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to Environmental Laws.

     "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

     "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is
(a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and
(v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute
(X) in the case of Hedge Agreements, Contingent Obligations, and (Y) in all other cases, Investments, and in neither case constitute Indebtedness.

     "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

     "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each January 15, April 15, July 15 and October 15 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; PROVIDED that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

     "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

     "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

     "INTEREST  RATE  DETERMINATION  DATE"  means,  with respect to any Interest
Period, the second Eurodollar Business Day prior to the first day of such Interest Period.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (other than a Person that prior to such purchase or acquisition was Subsidiary of Company), (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a Subsidiary of Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iii) Interest Rate Agreements or Currency Agreements not
constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment PLUS the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

     "ISSUING LENDER" means, with respect to any Letter of Credit, the Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

     "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

     "LEASEHOLD PROPERTY" means any leasehold interest of any Loan Party as lessee under any lease of real property.

     "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; PROVIDED that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

     "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

     "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of
(i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding PLUS (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Company (including, without duplication, any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

     "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

     "LOAN" or "LOANS" means one or more of the Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

     "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

     "LOAN PARTY" means each of Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

     "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, assets, financial position, operations, or results of operations of Company and its Subsidiaries taken as a whole or (ii) the material impairment of the ability of any Loan Party to perform, or of Agent or Lenders to enforce, the Obligations.

     "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) which is (i) listed on SCHEDULE 5.8 as of the date hereof or (ii) is filed by Company or any of its Subsidiaries with the Securities and Exchange Commission.

     "MULTIEMPLOYER   PLAN"  means  any   Employee   Benefit  Plan  which  is  a
"multiemployer plan" as defined in Section 3(37) of ERISA.

     "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iii) payment of fees and reasonable out of pocket expenses in connection with such sale.

     "NEW YORK LIFE" means NYLIFE HealthCare Management, Inc., an indirect subsidiary of New York Life Insurance Co., a mutual life insurance company organized and existing under the laws of the State of New York.

     "NON-US LENDER" has the meaning assigned to that term in subsection 2.7B(iii)(a).

     "NOTES" means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

     "NOTICE OF BORROWING" means a notice substantially in the form of EXHIBIT I annexed hereto delivered by Company to Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

     "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT II annexed hereto delivered by Company to Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

     "NOTICE OF REQUEST TO ISSUE LETTER OF CREDIT" means a notice substantially in the form of EXHIBIT III annexed hereto delivered by Company to Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

     "OBLIGATIONS" means all obligations, including obligations under Hedge Agreements, of every nature of each Loan Party from time to time owed to Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

     "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer.

     "OPERATING LEASE" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

     "PERMITTED ACQUISITIONS" means the acquisition of stock or other assets for consideration (with non-cash consideration being valued at fair market value) not exceeding $25,000,000 in any Fiscal Year, that results with acquired assets being owned by Company or a wholly-owned Subsidiary of Company and, if such assets are equity interests in a Person, such Person being a wholly-owned Subsidiary of Company or its wholly-owned Subsidiary.

     "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

     (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

     (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral on account of such Lien;

     (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof;

     (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

     (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

     (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

     (vii) any (a) interest or title of a lessor or sublessor under any lease permitted by subsection 7.9, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

     (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

     (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

     (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

     (xii) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary;

     (xiii) Liens securing Hedge Agreements to the extent such Liens are limited to the property that is the subject of the Hedge Agreements: and

     (xiv) Liens imposed by Environmental Laws to the extent not in violation of any of the representations, warranties or covenants in respect of Environmental Laws made by Company in this Agreement.

     "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

     "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Company Pledge Agreement and the Subsidiary Pledge Agreements.

     "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

     "PRIME RATE" means the rate that BTCo announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

     "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by DIVIDING (x) the Term Loan Exposure of that Lender BY (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by DIVIDING
(x) the Revolving Loan Exposure of that Lender BY (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by DIVIDING (x) the sum of the Term Loan Exposure of that Lender PLUS the Revolving Loan Exposure of that Lender BY (y) the sum of the aggregate Term Loan Exposure of all Lenders PLUS the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i),
(ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in SCHEDULE 2.1 annexed hereto.

     "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iii).

     "REGISTER" has the meaning assigned to that term in subsection 2.1D.

     "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

     "REPLACED LENDER" and "REPLACEMENT LENDER" have the meanings assigned to those terms in subsection 2.8.

     "REQUISITE LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders PLUS the aggregate Revolving Loan Exposure of all Lenders.

     "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

     "REVOLVING LENDERS" means a Lender having a Revolving Loan Commitment.

     "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

     "REVOLVING LOAN COMMITMENT TERMINATION DATE" means April 15, 2003.

     "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender PLUS (b) in the event that Lender is an Issuing Lender and without duplication from amounts counted under (a) above, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) PLUS
(c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit PLUS (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) PLUS (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

     "REVOLVING LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

     "REVOLVING NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E(ii) on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of EXHIBIT V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

     "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

     "SELLER" has the meaning assigned to that term in the recitals to the Agreement.

     "SOLVENT"  means,  with  respect  to any  Person,  that  as of the  date of determination both (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; PROVIDED that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

     "SUBORDINATED INDEBTEDNESS" means Indebtedness of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Agent and Requisite Lenders.

     "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "SUBSIDIARY GUARANTOR" means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8, but in any event excluding the Exempt Subsidiaries.

     "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of EXHIBIT XIII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

     "SUBSIDIARY PLEDGE AGREEMENT" means each Subsidiary Pledge Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, in each case substantially in the form of EXHIBIT XIV annexed hereto, as such Subsidiary Pledge Agreement may be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY PLEDGE AGREEMENTS" means all such Subsidiary Pledge Agreements, collectively.

     "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

     "SWING LINE LENDER" means BTCo or any Person serving as a successor Agent hereunder, in its capacity as Swing Line Lender hereunder.

     "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

     "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

     "SWING LINE NOTE" means (i) the promissory note of Company issued pursuant to subsection 2.1E(iii) on the Closing Date and (ii) any promissory note issued by Company to any successor Agent and Swing Line Lender pursuant to the last sentence of subsection 9.5B, in each case substantially in the form of EXHIBIT VI annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

     "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; PROVIDED that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

     "TERM LENDER" means a Lender having a Term Loan Commitment, or who has made a Term Loan, and any assignee of such Lender pursuant to subsection 10.1.

     "TERM LOAN COMMITMENT" means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A(i), and "TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

     "TERM LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender's Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

     "TERM LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

     "TERM NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E(i) on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lenders, in each case substantially in the form of EXHIBIT IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

     "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans PLUS (ii) the aggregate principal amount of all outstanding Swing Line Loans PLUS (iii) the Letter of Credit Usage.

     "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

     "VALUERX" has the meaning assigned to that term in the recitals to this Agreement.

     "VISION" means Express Scripts Vision Corporation, a Delaware corporation and wholly-owned Subsidiary of Company.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT; FISCAL PERIODS FOR DETERMINING COMPLIANCE AND PRICING

     A. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

     B. For purposes of determining Consolidated EBITDA, Consolidated Interest Expense, and the Consolidated Leverage Ratio for purposes of subsections 2.2A and 2.3A and determining compliance with the financial covenants in subsections 7.6A and 7.6B for any period including Fiscal Quarters ending on or prior to March 31, 1999, if such calculation requires using the four prior Fiscal Quarters, such calculation shall be annualized based upon the Fiscal Quarters ending after the Closing Date.

 1.3  OTHER  DEFINITIONAL  PROVISIONS  AND  RULES OF  CONSTRUCTION

     A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

     B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

     C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1  COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES

     A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Term Lender hereby severally agrees to make the Term Loans described in subsection 2.1A(i), each Revolving Lender hereby severally agrees to make the Revolving Loans described in subsection 2.1A(ii), and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(iii).

     (i) TERM LOANS. Each Term Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Term Lender's Term Loan Commitment is set forth opposite its name on SCHEDULE 2.1 annexed hereto and the aggregate amount of the Term Loan Commitments is $360,000,000; PROVIDED that the Term Loan Commitments of Term Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 10.1B. Each Term Lender's Term Loan Commitment shall expire immediately and without further action on April 1, 1998 if the Term Loans are not made on or before that date. Company may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

     (ii) REVOLVING LOANS. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment is set forth opposite its name on
SCHEDULE 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $80,000,000; PROVIDED that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and PROVIDED, FURTHER that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii). Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date;
PROVIDED that each Revolving Lender's Revolving Loan Commitment shall expire immediately and without further action on April 1, 1998 if the Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

     Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

     (iii) SWING LINE LOANS. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $15,000,000; PROVIDED that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B(ii) or 2.4B(iii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; PROVIDED that the Swing Line Loan Commitment shall expire immediately and without further action on April 1, 1998 if the Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

     Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

     With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) at least one Business Day prior to the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given which Swing Line Lender requests Revolving Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note of Swing Line Lender. Company hereby authorizes Agent and Swing Line Lender to charge Company's accounts with Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by subsection 10.5.

     If for any reason (a) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

     Anything contained herein to the contrary notwithstanding, each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Revolving Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; PROVIDED that such obligations of each Revolving Lender are subject to the condition that (X) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

     B. BORROWING MECHANICS. Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Agent a Notice of Borrowing no later than 10:00 A.M. (New York City time) at least three Eurodollar Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) in the case of Swing Line Loans, that such Loans shall be Base Rate Loans, (iv) in the case of Term Loans and Revolving Loans, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Agent on or before the applicable Funding Date.

     Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

     Company shall notify Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

     C. DISBURSEMENT OF FUNDS. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Agent not later than 2:00 P.M.(New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing
Date) and 4.2 (in the case of all Loans), Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office.

     Unless Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Agent the amount of such Lender's Loan requested on such Funding Date, Agent may assume that such Lender has made such amount available to Agent on such Funding Date and Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the customary rate set by Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount within three Business Days after such amount should have been made available, Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     D. THE REGISTER.

     (i) Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (ii) Agent shall record in the Register the Term Loan Commitment and the Term Loan of each Term Lender, the Revolving Loan Commitment and the Revolving Loans from time to time of each Revolving Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Term Loan of each Term Lender, the Revolving Loans of each Revolving Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans.

     (iii) Each Lender shall record on its internal records (including any Notes held by such Lender) the amount of the Term Loan and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and PROVIDED, FURTHER that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

     (iv) Company, Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

     (v) Company hereby designates BTCo to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent BTCo serves in such capacity, BTCo and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

     E. NOTES. At the request of any Lender, Company shall execute and deliver to that Lender (or to Agent for that Lender) each of the following, as appropriate: (i) a Term Note substantially in the form of EXHIBIT IV annexed hereto to evidence that Lender's Term Loan, in the principal amount of that Lender's Term Loan and with other appropriate insertions, (ii) a Revolving Note substantially in the form of EXHIBIT V annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions, and (iii) a Swing Line Note substantially in the form of EXHIBIT VI annexed hereto to evidence that Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions. In the event a Lender requests such Notes prior to the Closing Date, Company shall execute and deliver the Notes on the Closing Date.

2.2 INTEREST ON THE  LOANS

     A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

     (i) if a Base Rate Loan, then at the Base Rate; PROVIDED, however, if and so long as the Eurodollar Rate Margin is 1.50% pursuant to clause (ii) below, interest on a Base Rate Loan shall be Base Rate PLUS .25% per annum; or

     (ii) if a Eurodollar Rate Loan, then at the SUM of the Adjusted Eurodollar Rate AND the Eurodollar Rate Margin set forth in the table below, opposite the Consolidated Leverage Ratio for the four-Fiscal Quarter period ending on the date for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iii):

Eurodollar Rate
CONSOLIDATED LEVERAGE RATIO                                 MARGIN (PER ANNUM)

Greater than 3.25x                                               1.50%
Greater than 3.00x but equal to or less than 3.25x               1.25%
Greater than 2.50x but equal to or less than 3.00x               1.00%
Greater than 2.00x but equal to or less than 2.50x               0.75%
Greater than 1.50x but equal to or less than 2.00x               0.625%
Greater than 1.00x but equal to or less than 1.50x               0.50%
Equal to or less than 1.00x                                      0.40%

     PROVIDED, that until the earlier of November 15, 1998 or the date on which the first Compliance Certificate is delivered pursuant to subsection 6.1(iii) for the Fiscal Quarter ended September 30, 1998, the Eurodollar Rate Margin shall be 1.25% per annum.

     Upon delivery of the Compliance Certificate by Company to Agent pursuant to subsection 6.1(iii), the applicable Eurodollar Rate Margin shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following receipt by Agent of such Compliance Certificate; PROVIDED, that if at any time a Compliance
Certificate is not delivered at the time required pursuant to subsection 6.1(iii), from the time such Compliance Certificate was required to be delivered until delivery of such Compliance Certificate, such applicable Eurodollar Rate Margin shall be the maximum percentage amount until such Compliance Certificate is delivered.

     Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the Base Rate.

     B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period or, if deposits in the interbank Eurodollar market are available to all Lenders for such period (as determined by each Lender), a nine or twelve month period; PROVIDED that:

     (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

     (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

     (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

     (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond April 15, 2003 and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

     (vi) no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Term Loans unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans PLUS (b) the aggregate principal amount of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date;

     (vii) there shall be no more than 10 Interest Periods outstanding at any time; and

     (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

     C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); PROVIDED that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

     D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

     Company shall deliver a Notice of Conversion/Continuation to Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Eurodollar Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify
(i) the proposed  conversion/continuation  date (which shall be a Business Day),
(ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and
(v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

     Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

     E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); PROVIDED that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

     F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360-day year or, in the case of Base Rate Loans, a 365 or 366 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3      FEES

     A. COMMITMENT FEES. Company agrees to pay to Agent, for distribution to each Revolving Lender in proportion to that Revolving Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) and the Letter of Credit Usage MULTIPLIED BY the percentage per annum determined by reference to the applicable percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four-Fiscal Quarter period ending on the date for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iii), such commitment fees to be calculated on the basis of a 365 or 366-day year and the actual number of days elapsed and to be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date:

Commitment fee
CONSOLIDATED LEVERAGE RATIO                            PERCENTAGE (PER ANNUM)

Greater than 3.25x                                          0.35%
Greater than 3.00x but equal to or less than 3.25x          0.30%
Greater than 2.50x but equal to or less than 3.00x          0.25%
Greater than 2.00x but equal to or less than 2.50x          0.225%
Greater than 1.50x but equal to or less than 2.00x          0.20%
Greater than 1.00x but equal to or less than 1.50x          0.175%
Equal to or less than 1.00x                                 0.15%

     PROVIDED, that until the earlier of November 15, 1998 or the date on which the first Compliance Certificate is delivered pursuant to subsection 6.1(iii) for the Fiscal Quarter ending September 30, 1998, the commitment fee percentage shall equal 0.30% per annum. Upon delivery of the Compliance Certificate by Company to Agent pursuant to subsection 6.1(iii), the applicable commitment fee percentage shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following receipt by Agent of such Compliance Certificate; PROVIDED, that if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iii), from the time such Compliance Certificate was required to be delivered until delivery of such Compliance Certificate, such applicable commitment fee percentage shall be the maximum percentage amount until such Compliance Certificate is delivered.

     B. OTHER FEES. Company agrees to pay to Agent such other fees in the amounts and at the times separately agreed upon between Company and Agent.

2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS

     A. SCHEDULED PAYMENTS OF TERM LOANS. Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

                               Scheduled Repayment
                               Date of Term Loans

         April 15, 1999                           $27,000,000
         October 15, 1999                          27,000,000
         April 15, 2000                            36,000,000
         October 15, 2000                          36,000,000
         April 15, 2001                            45,000,000
         October 15, 2001                          45,000,000
         April 15, 2002                            48,000,000
         October 15, 2002                          48,000,000
         April 15, 2003                            48,000,000


     ; PROVIDED that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and PROVIDED, FURTHER that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than April 15, 2003, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

     B. PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN REVOLVING LOAN COMMITMENTS.

     (i) VOLUNTARY PREPAYMENTS. Company may, upon written or telephonic notice to Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

     (ii) VOLUNTARY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. Company may, upon not less than one Business Day's prior written or telephonic notice confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; PROVIDED that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Company's notice to Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

     (iii) MANDATORY PREPAYMENTS AND MANDATORY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

     (a) PREPAYMENTS AND REDUCTIONS FROM NET ASSET SALE PROCEEDS. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of (i) the sale or other disposition of assets or stock of Vision which results in proceeds in excess of $5,000,000 and (ii) any other Asset Sale in excess of $5,000,000 in the aggregate in any Fiscal Year, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that, to avoid imposition of any costs pursuant to subsection 2.6D, in lieu of prepaying the Loans on such first Business Day after receipt, Company may elect not to prepay the Loans by (i) so notifying Agent in writing of such election and (ii) paying such Net Asset Sale Proceeds to Agent for application to such prepayment at the end of the Interest Period or Interest Periods with the shortest remaining duration for Eurodollar Loans that exceed in aggregate amount such Net Asset Sale Proceeds. Company may also elect, by notifying Agent in writing, to cause the Loans to be prepaid prior to the end of such Interest Period or Interest Periods (subject to subsection 2.6D). Any amounts held by Agent pursuant to such election shall be invested in investments agreed upon by Agent and Company for the account of Company, which investments shall mature no later than the end of the appropriate Interest Period.

     (b) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF DEBT SECURITIES. On first Business Day following receipt by Company or a Subsidiary of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being "NET SECURITIES PROCEEDS") from the issuance of debt Securities of Company or such Subsidiary after the Closing Date other than Indebtedness permitted under subsection 7.1, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

     (c) CALCULATIONS OF NET PROCEEDS AMOUNTS; ADDITIONAL PREPAYMENTS AND REDUCTIONS BASED ON SUBSEQUENT CALCULATIONS. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(b), Company shall deliver to Agent an Officers' Certificate demonstrating the calculation of the amount (the "NET PROCEEDS
AMOUNT") of the applicable Net Asset Sale Proceeds or Net Securities Proceeds (as such term is defined in subsection 2.4B(iii)(b)) that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Agent an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

     (d) PREPAYMENTS DUE TO REDUCTIONS OR RESTRICTIONS OF REVOLVING LOAN Commitments. Company shall from time to time prepay FIRST the Swing Line Loans and SECOND the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

     (iv) APPLICATION OF PREPAYMENTS AND UNSCHEDULED REDUCTIONS OF REVOLVING LOAN COMMITMENTS.

     (a) APPLICATION OF VOLUNTARY PREPAYMENTS BY TYPE OF LOANS AND ORDER OF Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; PROVIDED that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied FIRST to repay outstanding Swing Line Loans to the full extent thereof, SECOND to repay outstanding Revolving Loans to the full extent thereof, and THIRD to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A as specified by Company.

     (b) APPLICATION OF MANDATORY PREPAYMENTS BY TYPE OF LOANS. Any amount (the "APPLIED AMOUNT") required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(b) shall be applied FIRST to prepay the Term Loans to the full extent thereof, SECOND, to the extent of any remaining portion of the Applied Amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment, THIRD, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, and FOURTH, to the extent of any remaining portion of the Applied Amount, to further permanently reduce the Revolving Loan Commitments to the full extent thereof.

     (c) APPLICATION OF MANDATORY PREPAYMENTS OF TERM LOANS BY ORDER OF MATURITY. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A as follows:

     (1) NET ASSET SALE PROCEEDS. Any such mandatory prepayments pursuant to subsections 2.4B(iii)(a) (and any related such mandatory prepayments pursuant to subsection 2.4B(iii)(d)) shall be applied on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each such scheduled installment that is unpaid at the time of such prepayment.

     (2) NET SECURITIES PROCEEDS. Any such mandatory prepayments pursuant to subsections 2.4B(iii)(b) (and any related such mandatory prepayments pursuant to subsection 2.4B(iii)(d)) shall be applied to reduce such scheduled installments in inverse order of maturity.

     (d) APPLICATION OF PREPAYMENTS TO BASE RATE LOANS AND EURODOLLAR RATE LOANS. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

     C. GENERAL PROVISIONS REGARDING PAYMENTS.

     (i) MANNER AND TIME OF PAYMENT. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment to be made to Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

     (ii) APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

     (iii) APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Agent and the commitment fees of such Lender when received by Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

     (iv) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

     (v) NOTATION OF PAYMENT. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; PROVIDED that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

     D. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

     (i) APPLICATION OF PROCEEDS OF COLLATERAL. Except as provided in subsection 2.4B(iii)(a) with respect to prepayments from Net Asset Sale Proceeds, all proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Agent, be held by Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

     (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Agent in connection therewith, and all amounts for which Agent is entitled to indemnification under such Collateral Document and all advances made by Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

     (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof;

     (c) thereafter, to the extent of any excess such proceeds, to the payment of cash collateral for Letters of Credit for the ratable benefit of the Issuing Lenders thereof and holders of participations therein; and

     (d) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     (ii) APPLICATION OF PAYMENTS UNDER SUBSIDIARY GUARANTY. All payments received by Agent under the Subsidiary Guaranty shall be applied promptly from time to time by Agent in the following order of priority:

     (a) To the payment of the costs and expenses of any collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Agent in connection therewith, all in accordance with the terms of this Agreement and the Subsidiary Guaranty;

     (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof; and

     (c) thereafter, to the extent of any excess such payments, to the payment of cash collateral for Letters of Credit for the ratable benefit of the Issuing Lenders thereof and holders of participations therein; and

     (d) thereafter, to the extent of any excess such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5      USE OF PROCEEDS

     A. TERM LOANS. The proceeds of the Term Loans, together with approximately $100 million in cash on hand at Company, shall be applied by Company to:

     (i) to pay the consideration for the acquisition of ValueRx in an aggregate maximum amount of $445 million (subject to adjustment); and

     (ii) to pay fees and expenses in connection with the Acquisition in an aggregate amount of approximately $20 million.

     B. REVOLVING LOANS; SWING LINE LOANS. The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Company for working capital requirements and general corporate purposes, which may include the making of intercompany loans to any of Company's wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes and subject to a sublimit of $20,000,000 to issue Standby Letters of Credit.

     C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6      SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS

     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

     B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

     C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender; PROVIDED, that such making, carrying or transferring Eurodollar Rate Loans does not result in any costs or taxes to Company pursuant to subsection 2.7.

     F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; PROVIDED, HOWEVER, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

     G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7      INCREASED COSTS; TAXES; CAPITAL ADEQUACY

     A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

     (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

     (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

     (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; PROVIDED that Company shall not be required to compensate a Lender pursuant to this subsection for any increased cost or reduction incurred more than one year prior to the date that such Lender notifies Company of such change giving rise to such increased cost or reduction and of such Lender's intention to claim compensation therefor; PROVIDED further that, if such change giving rise to such increased cost or reduction is retroactive, then the one year period referred to above shall be extended to include the period of retroactive effect thereof. Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

         B.       WITHHOLDING OF TAXES.

     (i) PAYMENTS TO BE FREE AND CLEAR. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

     (ii) GROSSING-UP OF PAYMENTS. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Agent or any Lender under any of the Loan
Documents:

     (a) Company shall notify Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

     (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Agent or such Lender, as the case may be) on behalf of and in the name of Agent or such Lender;

     (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

     (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

     PROVIDED that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change in any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) affecting any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

     (iii) EVIDENCE OF EXEMPTION FROM U.S. WITHHOLDING TAX.

     (a) Each Lender that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

     (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Agent and Company of its inability to deliver any such forms, certificates or other evidence.

     (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); PROVIDED that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

     C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; PROVIDED that Company shall not be required to compensate a Lender pursuant to this subsection for any reduction incurred more than one year prior to the date that such Lender notifies Company of such change giving rise to such reduction and of such Lender's intention to claim compensation therefor; PROVIDED further that, if such change giving rise to such reduction is retroactive, then the one year period referred to above shall be extended to include the period of retroactive effect thereof. Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     D. REFUND AND CONTEST. If Agent or any Lender receives a refund with respect to Tax deducted, withheld or paid by Company and with respect to which Company has been required to and has paid an additional amount under this subsection 2.7, which in the good faith judgment of such Lender is allocable to such deduction, withholding or payment, it shall promptly pay such refund, together with any other amount paid by Company in connection with such refunded Tax, to Company, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, PROVIDED, HOWEVER, that Company agrees to promptly return such refund to Agent or the applicable Lender, as the case may be, if it receives notice from Agent or applicable Lender that such Agent or Lender is required to repay such refund. Each of Agent and such Lender agrees that it will contest such Tax or liabilities paid by Company if Agent or such Lender determines, in good faith and in its sole discretion, that it would not be materially disadvantaged or prejudiced as a result of such contest.

2.8      OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE; REPLACEMENT

     A. MITIGATION. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection
2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; PROVIDED that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all reasonable incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Agent) shall be conclusive absent manifest error.

     B. REPLACEMENT. In the event of (a) a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by Requisite Lenders (but requires consent of all Lenders) as provided in subsection 10.6, (b) any Lender requests compensation under subsections 2.7A or 2.7C, (c) Company is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to subsection 2.7B, or (d) any Lender defaults in its obligation to fund Loans hereunder, then Company may, at its sole expense and effort, if no Potential Event of Default or Event of Default then exists, to replace such Lender (a "REPLACED LENDER") with one or more Eligible Assignees (collectively, the "REPLACEMENT LENDER") acceptable to Agent, PROVIDED that (i) at the time of any replacement pursuant to this subsection 2.8 the Replacement Lender shall enter into one or more Assignment Agreements pursuant to subsection 10.1B (and with all fees payable pursuant to such subsection 10.1B to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans and Commitments of, and in each case participations in Letters of Credit and Swing Line Loans by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all unpaid drawings with respect to Letters of Credit that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender with respect thereto, (y) the appropriate Issuing Lender an amount equal to such Replaced Lender's Pro Rata Share of any unpaid drawings with respect to Letters of Credit (which at such time remains an unpaid drawing) issued by it to the extent such amount was not theretofore funded by such Replaced Lender, and (z) Swing Line Lender an amount equal to such Replaced Lender's Pro Rata Share of any Refunded Swing Line Loans to the extent such amount was not theretofore funded by such Replaced Lender, and (ii) all obligations (including without limitation all such amounts, if any, owing under subsection 2.6D) of Company owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment Agreements and the acceptance thereof by Agent pursuant to subsection 10.1B, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Company, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder except with respect to indemnification provisions under this Agreement which by the terms of this Agreement survive the termination of this Agreement, which indemnification provisions shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Issuing Lender may be replaced hereunder at any time while it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Issuing Lender (including the furnishing of a Standby Letter of Credit in form and substance, and issued by an issuer satisfactory to such Issuing Lender or the furnishing of cash collateral in amounts and pursuant to arrangements satisfactory to such Issuing Lender) have been made with respect to such outstanding Letters of Credit. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Company to require such assignment and delegation cease to apply.

SECTION 3.        LETTERS OF CREDITSECTION

3.1      ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS
         THEREIN

     A. LETTERS OF CREDIT. In addition to Company requesting that Revolving Lenders make Revolving Loans pursuant to subsection 2.1A(ii) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iii), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the date that is 30 days prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit for the account of Company for the purposes specified in the definition of Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; PROVIDED that such Letters of Credit shall be issued on a sight basis only and Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

     (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

     (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $20,000,000;

     (iii) any Letter of Credit denominated in a currency other than Dollars; or

     (iv) any Letter of Credit having an expiration date later than the earlier of (a) the date that is ten Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; PROVIDED that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and PROVIDED, FURTHER that such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension.

     B. MECHANICS OF ISSUANCE.

     (i) NOTICE OF ISSUANCE. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Agent a Notice of Request to Issue Letter of Credit substantially in the form of EXHIBIT III annexed hereto no later than 12:00 Noon (New York City time) at least three Business Days or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Request to Issue Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; PROVIDED that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents.

     Company shall notify the applicable Issuing Lender (and Agent, if Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Request to Issue Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Request to Issue Letter of Credit.

     (ii) DETERMINATION OF ISSUING LENDER. Upon receipt by Agent of a Notice of Request to Issue Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Agent elects to issue such Letter of Credit, Agent shall promptly so notify Company, and Agent shall be the Issuing Lender with respect thereto. In the event that Agent, in its sole discretion, elects not to issue such Letter of Credit, Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Notice of Request to Issue Letter of Credit. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender which so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Agent not to issue such Letter of Credit, Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Agent, when aggregated with Agent's outstanding Revolving Loans and Swing Line Loans, may exceed Agent's Revolving Loan Commitment then in effect.

     (iii) ISSUANCE OF LETTER OF CREDIT. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

     (iv) NOTIFICATION TO REVOLVING LENDERS. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify Agent and each other Revolving Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Agent is the Issuing Lender, together with such notice), Agent shall notify each Revolving Lender of the amount of such Revolving Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

     (v) REPORTS TO REVOLVING LENDERS. Within 15 days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender shall deliver to each other Revolving Lender a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.

     C. REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2  LETTER OF CREDIT  FEES

     Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

     (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of $500 or 0.1875% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin MINUS 0.1875% per annum of the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each January 15, April 15, July 15 and October 15 of each year and computed on the basis of a 365 or 366 day year for the actual number of days elapsed;

     (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

     For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Agent of any amount described in clause
(i)(b) of this subsection 3.2, Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

3.3      DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT

     A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

     B. REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; PROVIDED that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Agent and such Issuing Lender prior to 10:00 A.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Agent to reimburse such Issuing Lender for the amount of such honored drawing; and PROVIDED, FURTHER that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

     C. PAYMENT BY REVOLVING LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

     (i) PAYMENT BY REVOLVING LENDERS. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Lender fails to make available to such Issuing Lender on such business day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from any Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

     (ii) DISTRIBUTION TO REVOLVING LENDERS OF REIMBURSEMENTS RECEIVED FROM COMPANY. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Revolving Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

     D. INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

     (i) PAYMENT OF INTEREST BY COMPANY. Company agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to
(a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365 or 366 day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

     (ii) DISTRIBUTION OF INTEREST PAYMENTS BY ISSUING LENDER. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it,
(a) such Issuing Lender shall distribute to each other Revolving Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Revolving Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

3.4      OBLIGATIONS ABSOLUTE

     The obligation of Company to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

     (i) any lack of validity or enforceability of any Letter of Credit;

     (ii) the existence of any claim, set-off, defense or other right which Company or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

     (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

     (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

     (vi) any breach of this Agreement or any other Loan Document by any party thereto;

     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

     (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;


     PROVIDED, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5      INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES

     A.  INDEMNIFICATION.   In  addition  to  amounts  payable  as  provided  in
subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

     B. NATURE OF ISSUING LENDERS' DUTIES. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

     In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

     Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6      INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT

     Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Revolving Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Revolving Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

     (i) subjects such Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Revolving Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this
Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

     (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Revolving Lender; or

     (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein; and the result of any of the foregoing is to increase the cost to such Issuing Lender or Revolving Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to such Issuing Lender or Revolving Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Revolving Lender for any such increased cost or reduction in amounts received or receivable hereunder; PROVIDED that Company shall not be required to compensate a Lender pursuant to this subsection for any increased cost or reduction incurred more than one year prior to the date that such Lender notifies Company of such change giving rise to such increased cost or reduction and of such Lender's intention to claim compensation therefor; PROVIDED further that, if such change giving rise to such increased cost or reduction is retroactive, then the one year period referred to above shall be extended to include the period of retroactive effect thereof. Such Issuing Lender or Revolving Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Revolving Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

SECTION 4.        CONDITIONS TO LOANS AND LETTERS OF CREDITSECTION

     The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1      CONDITIONS TO TERM LOANS AND INITIAL REVOLVING LOANS AND SWING LINE
         LOANS

     The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

     A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

     (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation (except for ValueRx of Iowa, Inc. and MHI, Inc.) and, to the extent generally available (except for Medintell Systems Corporation, MedCounter, Inc., ValueRx Pharmacy Program, Inc., ValueRx of Michigan, Inc., ValueRx of Iowa, Inc., Denali Associates, Inc., Cost Containment Corporation of America, Diagnostek of Springfield, Inc., Health Care Services, Inc., Prescription Drug Service West, Inc. and MHI, Inc.), a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

     (ii) Copies of the Bylaws of such Person, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary;

     (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

     (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

     (v) Executed originals of the Loan Documents to which such Person is a party; and

     (vi) Such other documents as Agent may reasonably request.

     B. NO MATERIAL ADVERSE EFFECT. Since December 31, 1997, no Material Adverse Effect shall have occurred.

     C. TERMINATION OF EXISTING CREDIT AGREEMENT AND RELATED LIENS; EXISTING LETTERS OF CREDIT. On the Closing Date, Company and its Subsidiaries shall have
(i) repaid in full all Indebtedness outstanding under the Existing Credit Agreement, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder, and (iv) made arrangements satisfactory to Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Company and its Subsidiaries with respect thereto.

     D. SECURITY INTERESTS IN INVESTMENT SECURITIES. Agent shall have received evidence satisfactory to it that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings, if any, that may be necessary or, in the reasonable opinion of Agent, desirable in order to create in favor of Agent, for the benefit of Lenders, a valid and perfected First Priority security interest in the entire Collateral. Such actions shall include the following:

     (i) SCHEDULES TO COLLATERAL DOCUMENTS. Delivery to Agent of accurate and complete schedules to all of the applicable Collateral Documents.

     (ii) STOCK CERTIFICATES. Delivery to Agent of certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Agent) representing all capital stock pledged pursuant to the Company Pledge Agreement and the Subsidiary Pledge Agreements.

     E. SOLVENCY CERTIFICATE. Agent shall have received a certificate of the chief financial officer of Company, in his capacity as such, substantially in the form of EXHIBIT XV and in form and substance satisfactory to Agent, supporting the conclusions that, after giving effect to the Acquisition, this Agreement and related transactions, Company will be Solvent and not be rendered insolvent by the indebtedness incurred in connection therewith.

     F. EVIDENCE OF INSURANCE. Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect.

     G. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of (A) Thomas M. Boudreau, general counsel of Company, and (B) Simpson, Thacher & Bartlett, special New York counsel for Loan Parties, each in form and substance reasonably satisfactory to Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in EXHIBITS VIII-A AND VIII-B annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Agent that Company has requested such counsel to deliver such opinions to Lenders.

     H. OPINIONS OF AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Agent, dated as of the Closing Date, substantially in the form of EXHIBIT IX annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request.

     I.  FEES.   Company  shall  have  paid  to  Agent,   for  distribution  (as
appropriate) to Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

     J. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Agent an Officers' Certificate, in form and substance satisfactory to Agent, to the effect that the representations and warranties in
Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agent.

     K. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

     L. APPROVAL OF ACQUISITION STRUCTURE AND DOCUMENTATION. The structure utilized to consummate the Acquisition and the definitive documentation relating thereto (the "DEFINITIVE ACQUISITION DOCUMENTS") shall be in form and substance reasonably satisfactory to Agent, and the Definitive Acquisition Documents shall be in full force and effect, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of Agent.

     M. CERTAIN APPROVALS AND AGREEMENTS RELATING TO THE ACQUISITION. All governmental and third party approvals necessary or advisable in connection with the Acquisition, the financings contemplated thereby and the continuing operations of the business of Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the Acquisition or the financing thereof.

     N. FINANCIAL INFORMATION. Company shall have delivered the following financial information to Lenders: (i) audited financial statements of ValueRx and its subsidiaries (excluding Managed Prescription Network, Inc. and including Med Management LLC) for the fiscal years ended December 31, 1994, 1995 and 1996,
(ii) audited financial statements of Company and its subsidiaries for the fiscal year ended December 31, 1997, (iii) an estimated PRO FORMA balance sheet of Company and its subsidiaries as of March 31, 1998 giving effect to the Acquisition and the financings contemplated hereby, and (iv) final projected financial statements (including balance sheets and statements of operations, changes in stockholders' equity and cash flows) of Company and its subsidiaries for the five-year period after the Closing Date, all of the foregoing to be (x) substantially consistent with any financial statements for the same periods delivered to Agent prior to February 19, 1998 and, in the case of any such financial statements for subsequent periods, substantially consistent with any projected financial results for such periods delivered to Agent prior to the date of such letter and (y) otherwise in form and substance reasonably satisfactory to Agent.

4.2      CONDITIONS TO ALL LOANS

     The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

     A. Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent.

     B. As of that Funding Date:

     (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

     (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

     (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

     (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date.

4.3      CONDITIONS TO LETTERS OF CREDIT

     The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

     A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

     B. On or before the date of issuance of such Letter of Credit, Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

     C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.        COMPANY'S REPRESENTATIONS AND WARRANTIESSECTION

     In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1      ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
         SUBSIDIARIES

     A. ORGANIZATION AND POWERS. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in SCHEDULE 5.1 annexed hereto (except ValueRx of Iowa, Inc. and MHI, Inc.). Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

     B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

     C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.14.

     D.  SUBSIDIARIES.  All of the  Subsidiaries  of Company are  identified  in
SCHEDULE 5.1 annexed hereto, as said SCHEDULE 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The capital stock of each of the Subsidiaries of Company identified in SCHEDULE 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in SCHEDULE 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein (except ValueRx of Iowa, Inc. and MHI, Inc.), has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and is not reasonably expected to have a Material Adverse Effect. SCHEDULE 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2      AUTHORIZATION OF BORROWING, ETC.

     A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

     B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

     C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

     D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

5.3      FINANCIAL CONDITION

     Company has heretofore delivered to Lenders, at Lenders' request, the audited financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows) of Company and its subsidiaries for the fiscal year ended December 31, 1997. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the date thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for the period then ended. Company does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Company and its Subsidiaries taken as a whole.

5.4 NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS

     Since December 31, 1997, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5      TITLE TO PROPERTIES; LIENS

     Company and its Subsidiaries have (i) good title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets necessary or useful for the conduct of their business, in each case except for assets disposed of since the date of the most recent financial statements received by Agent in the ordinary course of business or as otherwise permitted under subsection 7.7 and except where failure to have such title would not, individually or in the aggregate, have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

5.6      LITIGATION; ADVERSE FACTS

     There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property, license or registration of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including those involving the licensing or registration relating to the pharmaceutical and healthcare services provided by Company and its Subsidiaries and Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7      PAYMENT OF TAXES

     Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except (a) for taxes that are being contested in good faith by appropriate proceedings for which Company or relevant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; PROVIDED that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8      PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
         CONTRACTS

     A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

     B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     C. SCHEDULE 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on
SCHEDULE 5.8, all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.9      GOVERNMENTAL REGULATION; ACCREDITATION

     A. Neither Company nor any of its Subsidiaries is subject to regulation as a "holding company" under the Public Utility Holding Company Act of 1935 or as an "investment company" under the Investment Company Act of 1940.

     B.  Company's   facilities  that  provide  infusion  therapy  services  are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

5.10     SECURITIES ACTIVITIES

     Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

5.11     EMPLOYEE BENEFIT PLANS

     A.  Except as would not  reasonably  be  expected  to result in a  Material
Adverse Effect: (i) Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan and (ii) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

     B. No ERISA Event that would reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur.

     C. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which if amortized over ten years, would not reasonably be expected, after considering the financial condition of all of the more closely related ERISA Affiliates, to result in a Material Adverse Effect.

     D. For each Multiemployer Plan as of the most recent valuation date for which an actuarial report has been received, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not reasonably be expected, after considering the financial condition of all of the more closely related ERISA Affiliates, to result in a Material Adverse Effect.

5.12     CERTAIN FEES

     Other than certain fees payable to BT Alex. Brown, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13     ENVIRONMENTAL PROTECTION

     No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

5.14     EMPLOYEE MATTERS

     There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15     SOLVENCY

     Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16     MATTERS RELATING TO COLLATERAL

     A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1D and 6.8 and (ii) the delivery to Agent of any Pledged Collateral not delivered to Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect.

     B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Agent pursuant to any of the Collateral Documents or (ii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

     C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Agent, Company has not filed any UCC financing statement or other instrument similar in effect covering all or any part of the Collateral in any filing or recording office.

     D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     E. INFORMATION REGARDING COLLATERAL. All information supplied to Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17     DISCLOSURE

     A. No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances in which the same were made; PROVIDED, that no representation is made as to projections or pro forma financial information except as set forth in the next sentence. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

     B. No information submitted to Agent in its due diligence investigation is known to Company to contain any untrue statements of material fact, or omit material facts, which untrue statements or material omissions could reasonably be determined, when taken as a whole, to be material and adverse to the business, assets, financial position, operations or results of operations of ValueRx and the Acquired Entities (as defined in the Definitive Acquisition Documents), taken as a whole.

5.18 ACCURACY OF REPRESENTATIONS AND WARRANTIES IN THE DEFINITIVE ACQUISITION DOCUMENTS

     Subject to the qualifications set forth therein, each of the representations and warranties given by Company to Seller in the Definitive Acquisition Documents is true and correct in all material respects as of the date hereof and as of the Closing Date.

5.19     YEAR 2000 COMPLIANCE

     Company has (i) initiated a review and assessment of its and its Subsidiaries' business and operations (including those affected by suppliers and vendors) that Company believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Company or Subsidiaries (or suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan substantially in accordance with that timetable. Company believes that its own computer applications that are material to its or its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant") except to the extent that a failure to do so could not reasonably be expected to have Material Adverse Effect.

SECTION 6.        COMPANY'S AFFIRMATIVE COVENANTS

     Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1      FINANCIAL STATEMENTS AND OTHER REPORTS

     Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Agent and Lenders:

     (i) QUARTERLY FINANCIAL: as soon as available and in any event within 45 days after the end of each Fiscal Quarter, (a) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of operations, changes in stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) beginning with the Fiscal Quarter ending September 30, 1998, a statement of operations and any narrative report for each line of business of Company and its Subsidiaries as provided to the Board of Directors of Company and the corresponding figures from the Financial Plan for the current Fiscal Year, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by the chief financial officer of Company as aforesaid;

     (ii) YEAR-END FINANCIAL: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, changes stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a statement of operations and any narrative report for each line of business of Company and its Subsidiaries as provided to the Board of Directors of Company, setting forth in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year, certified by the chief financial officer of Company as aforesaid, and (c) in the case of such consolidated financial statements, a report thereon of Price Waterhouse LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

     (iii) OFFICERS' AND COMPLIANCE CERTIFICATES: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions
(i) and (ii) above, (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;

     (iv) RECONCILIATION STATEMENTS: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements most recently delivered pursuant to subsection 5.3 or this subsection 6.1, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (i), (ii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then together with the first delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

     (v) ACCOUNTANTS' CERTIFICATION: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision
(ii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; PROVIDED that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iii) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iii) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

     (vi) ACCOUNTANTS' REPORTS: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of the annual letter to management prepared by Company's independent certified public accountants;

     (vii) SEC FILINGS AND PRESS RELEASES; VALUERX FINANCIAL STATEMENTS: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission ("SEC") or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries; PROVIDED that within 60 days of the Closing Date, if not provided earlier to the Lenders in connection with a Company filing with the SEC on Form 8-K, Company will provide audited financial statements of ValueRx for its 1997 fiscal year and a PRO FORMA combined consolidated balance sheet for Company and ValueRx after giving effect to the Acquisition and financings contemplated hereby; PROVIDED, further within 90 days of the Closing Date, Company will provide (i) statements reconciling the statement of operations of ValueRx for its 1997 fiscal year to the financial information regarding the 1997 fiscal year of ValueRx provided to the Lenders as part of the syndication materials distributed by Agent and also (ii) statements reconciling the PRO FORMA combined consolidated balance sheet for Company and ValueRx after giving effect to the Acquisition and financings contemplated hereby to the information previously provided to the Lenders pursuant to subsection 4.1N.

     (viii) EVENTS OF DEFAULT, ETC.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect (including, without limitation, termination or modification of customer contracts), an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

     (ix) LITIGATION OR OTHER PROCEEDINGS: promptly upon any officer of Company obtaining knowledge of (X) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property, license or registration of Company or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

     (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

     (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby; written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

     (x) ERISA EVENTS: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

     (xi) ERISA NOTICES: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that would reasonably be expected to result in a Material Adverse Effect; and (b) copies of such other documents or governmental reports or filings relating to any Pension Plan as Agent shall reasonably request;

     (xii) FINANCIAL PLANS: as soon as practicable and in any event no later than 60 days after the end of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN"), including (a) forecasted consolidated balance sheet and forecasted consolidated statement of operations showing forecasted statements of operations for each line of business and a forecasted consolidated statement of cash flows of Company and its Subsidiaries for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of operations and cash flows of Company and its Subsidiaries for each quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as any Lender may reasonably request;

     (xiii) INSURANCE: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

     (xiv) BOARD OF DIRECTORS: with reasonable promptness, written notice of any change in the Board of Directors of Company;

     (xv) NEW SUBSIDIARIES: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in SCHEDULE 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement SCHEDULE 5.1 annexed hereto for all purposes of this Agreement);

     (xvi) LICENSING, REGISTRATION AND ACCREDITATION: with reasonable promptness, information regarding proceedings regarding any licensure, registration or accreditation of Company or a Subsidiary by or with any governmental body or the Joint Commission Accreditation of Healthcare Organizations, if failure to obtain or maintain such license, registration or accreditation has a reasonable possibility of giving rise to a Material Adverse Effect; and

     (xvii)  OTHER   INFORMATION:   with  reasonable   promptness,   such  other
information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2      CORPORATE EXISTENCE, ETC.

     Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; PROVIDED, HOWEVER that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof would not have a Material Adverse Effect.

6.3      PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION

     A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

     B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4      MAINTENANCE OF PROPERTIES; INSURANCE

     A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

     B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.

6.5      INSPECTION RIGHTS; LENDER MEETING

     A. INSPECTION RIGHTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by the Agent (on its behalf or on behalf of any Lender) to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

     B. LENDER MEETING. Company will, upon the request of Agent or Requisite Lenders, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Agent) at such time as may be agreed to by Company and Agent to discuss topics including, but not limited to, the current Fiscal Year's Financial Plan and the outlook and projections for the Company's lines of business for the next two Fiscal Years.

6.6 COMPLIANCE WITH LAWS, ETC.

     A. COMPLIANCE. Company shall comply and operate in compliance, and shall cause each of its Subsidiaries to comply and to operate in compliance, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including those involving licensing or registration relating to the pharmaceutical and healthcare services provided by Company and its Subsidiaries and Environmental Laws) at all times, noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

     B. LICENSES. To the extent not obtained prior to the Closing Date, Company will obtain all licenses required to conduct the businesses conducted by ValueRx at the times required by applicable law, except those that the failure to obtain which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.7   ENVIRONMENTAL   CLAIMS  AND  VIOLATIONS  OF   ENVIRONMENTAL   LAWS

     Except as could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect, Company shall promptly take, and shall use best efforts to cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder.

6.8 EXECUTION OF SUBSIDIARY GUARANTY AND COLLATERAL DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES

     A. EXECUTION OF SUBSIDIARY GUARANTY AND COLLATERAL DOCUMENTS. In the event that any Person becomes a Subsidiary of Company after the date hereof, Company will promptly notify Agent of that fact and cause such Subsidiary to execute and deliver to Agent a counterpart of the Subsidiary Guaranty and a Subsidiary Pledge Agreement, and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1E) as may be necessary or, in the opinion of Agent, desirable to create in favor of Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the property of such Subsidiary described in the applicable forms of Collateral Documents.

     B. SUBSIDIARY CHARTER DOCUMENTS, LEGAL OPINIONS, ETC. Substantially concurrent with the execution and delivery by a Subsidiary of the Loan Documents and subsection 6.8A, Company shall deliver to Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and
(iv) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Agent and its counsel.

6.9      YEAR 2000 COMPLIANCE

     Company will promptly notify Agent in the event Company discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or its Subsidiaries' business and operations will not be Year 2000 compliant as of January 1, 2000, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.        COMPANY'S NEGATIVE COVENANTS

     Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1      INDEBTEDNESS

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

     (i) Company may become and remain liable with respect to the Obligations;

     (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

     (iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases; PROVIDED that such Capital Leases are permitted if the aggregate amount of such Capital Leases that constitutes Indebtedness does not exceed $15,000,000 at any time outstanding.

     (iv) Company may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other Subsidiary of Company; PROVIDED that (a) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (b) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a PRO TANTO reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

     (v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in SCHEDULE 7.1 annexed hereto and extensions, renewals, and replacement of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

     (vi) Indebtedness of Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, other than Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, PROVIDED that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal thereof or result in an earlier maturity date or decreased weighted average life thereof, and PROVIDED further that the aggregate principal amount of Indebtedness permitted by this clause
(vi) that is incurred following the Closing Date shall not exceed $10,000,000 at any time outstanding;

     (vii) Indebtedness of any Person that becomes a Subsidiary after the date hereof, PROVIDED that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $10,000,000 at any time outstanding;

     (viii) Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

7.2      LIENS AND RELATED MATTERS

     A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind
(including   any  document  or  instrument  in  respect  of  goods  or  accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

     (i) Permitted Encumbrances;

     (ii) Liens granted pursuant to the Collateral Documents;

     (iii) Liens described in SCHEDULE 7.2 annexed hereto; PROVIDED, THAT such Liens shall secure only those obligations it secures on the date hereof and extensions, renewals, and replacement thereof that do not increase the outstanding principal amount thereof;

     (iv) Any Lien existing on any property or asset prior to the acquisition thereof by Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, PROVIDED that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (B) such Lien shall not apply to any other property or assets of Company or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (v) Liens on fixed or capital assets acquired, constructed or improved by Company or any Subsidiary, PROVIDED that (A) such security interests secure Indebtedness permitted by clauses (iii) and (vi) of Section 7.1, (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 75% (100% of the Indebtedness if in the form of a Capital Lease) of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of Company or any Subsidiary; and

     (vi) Other Liens securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding.

     B. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness to be sold pursuant to an executed agreement with respect to an Asset Sale or subject to a lease that contains customers provisions restricting assignment, neither Company nor any of its Subsidiaries shall enter into any agreement (other than an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     C. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Except as provided herein and except with respect to specific property encumbered to secure payment of particular Indebtedness to be sold pursuant to an executed agreement with respect to an Asset Sale or subject to a lease that contains customers provisions restricting assignment, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

7.3      INVESTMENTS; JOINT VENTURES

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

     (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

     (ii)  Company  and  its   Subsidiaries   may  make   Consolidated   Capital
Expenditures permitted by subsection 7.8;

     (iii) Company and its Subsidiaries may continue to own the Investments owned by them and described in SCHEDULE 7.3 annexed hereto and extensions, renewals and replacements of any such Contingent Obligations that do not increase the amount thereof;

     (iv) Company and its Subsidiaries may own promissory notes given in payment of the purchase price of assets purchased from Company and its Subsidiaries as permitted by subsection 7.7;

     (v) Company and its Subsidiaries may make Permitted Acquisitions; and

     (vi) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $25,000,000.

7.4      CONTINGENT OBLIGATIONS

     Company shall not, and shall not (with respect to Restricted Junior Payments under clause (iv) of such definition) permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

     (i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

     (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit and Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of other letters of credit in an aggregate amount not to exceed at any time $20,000,000;

     (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements;

     (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

     (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

     (vi) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1;

     (vii) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in SCHEDULE 7.4 annexed hereto and extension, renewals and replacements of any such Contingent Obligations that do not increase the amount thereof; and

     (viii) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; PROVIDED that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $8,000,000.

7.5      RESTRICTED JUNIOR PAYMENTS

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; PROVIDED that, so long as no Event of Default or Potential Event of Default has occurred and is continuing, Company may cumulatively make Restricted Junior Payments in an aggregate amount of $25,000,000 plus 25% of Consolidated Net Income for the period commencing on the Closing Date and ending with the Fiscal Quarter most recently ended prior to the date of payment.

7.6      FINANCIAL COVENANTS

     A. MINIMUM INTEREST  COVERAGE RATIO.  Company shall not permit the ratio of
(i) Consolidated EBITDA to (ii) Consolidated Interest Expense at the end of the four Fiscal Quarter period ending on the date set forth below, subject to subsection 1.2B, to be less than the correlative ratio indicated:


                                                              MINIMUM
             PERIOD                                    INTEREST COVERAGE RATIO

         September 30, 1998                                       3.75
         December 31, 1998                                        3.75
         March 31, 1999                                           4.00
         June 30, 1999                                            4.00
         September 30, 1999                                       4.50
         December 31, 1999 and thereafter                         5.00

     B. MAXIMUM LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:


             PERIOD                                   MAXIMUM LEVERAGE RATIO

         September 30, 1998                                       3.50
         December 31, 1998                                        3.25
         March 31, 1999                                           3.00
         June 30, 1999                                            3.00
         September 30, 1999                                       2.75
         December 31, 1999 and thereafter                         2.50



     C. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit Consolidated Net Worth at any time to be less than the sum of (i) $170,000,000, (ii) any increase in stockholders's equity resulting from an issuance or sale of equity Securities of Company (including equity issued upon the conversion of any convertible Securities) and (iii) 75% of adjusted Consolidated Net Income for each Fiscal Quarter ending during the period commencing with the Closing Date and ending on the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered pursuant to subsection 6.1(iii). For purposes of this subsection 7.6C, adjusted Consolidated Net Income means the greater of (a) Consolidated Net Income for a Fiscal Quarter and (b) zero.

7.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS

     Company shall not, and shall not permit any of its Subsidiaries to enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

     (i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; PROVIDED that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation;

     (ii)  Company  and  its   Subsidiaries   may  make   Consolidated   Capital
Expenditures permitted under subsection 7.8;

     (iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

     (iv) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; PROVIDED that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

     (v) Company and its Subsidiaries may make Permitted Acquisitions; and

     (vi) subject to subsection 7.13, Company and its Subsidiaries may make Asset Sales, the aggregate value of all such sales having a book value not exceeding 15% of the consolidated total assets of the Company on the date of such sale PROVIDED that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) no more than $20,000,000 of the consideration received in the aggregate for all such sales shall be non-cash; and (z) the Net Asset Sale Proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a).

7.8      CONSOLIDATED CAPITAL EXPENDITURES

     Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT") set forth below opposite such Fiscal Year; PROVIDED that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year; PROVIDED, FURTHER that in no event shall the amount of such increase exceed 25% of the Maximum Consolidated Capital Expenditures Amount for such previous Fiscal Year (prior to any adjustment in accordance with this proviso):

                                                           MAXIMUM CONSOLIDATED
         FISCAL YEAR                                       CAPITAL EXPENDITURES


1998 (from Closing Date to end of Fiscal Year)                   $15,000,000
1999 and 2000                                                    $20,000,000
2001 and thereafter                                              $25,000,000


7.9      FISCAL YEAR

     Company shall not change its Fiscal Year-end from December 31.

7.10     SALES AND LEASE-BACKS

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

7.11     SALE OR DISCOUNT OF RECEIVABLES

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, except in connection with the sale of all or substantially all of any line of business of the Company or its Subsidiaries, including Vision.

7.12 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; PROVIDED that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries.

7.13     DISPOSAL OF SUBSIDIARY STOCK

     Except for any sale in compliance with the provisions of subsection 7.7(vi) of (i) 100% of the capital stock or other equity Securities of any of its Subsidiaries or (ii) the disposition of up to 50% of Company's interest in Practice Patterns Science, Inc., Company shall not:

     (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

     (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

7.14     CONDUCT OF BUSINESS

     From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

SECTION 8.        EVENTS OF DEFAULT

     If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

8.1      FAILURE TO MAKE PAYMENTS WHEN DUE

     Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2      DEFAULT IN OTHER AGREEMENTS

     (i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $10,000,000 or more or with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3      BREACH OF CERTAIN COVENANTS

     Failure of Company to perform or comply with any term or condition contained in subsections 2.5 or 6.2 (with respect to corporate existence) or
Section 7 of this Agreement; or

8.4      BREACH OF WARRANTY

     Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5      OTHER DEFAULTS UNDER LOAN DOCUMENTS

     Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Agent or any Lender of such default; or

8.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

     (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 60 days of the entry thereof; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

     (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8      JUDGMENTS AND ATTACHMENTS

     Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $10,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9      DISSOLUTION

     Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

8.10     EMPLOYEE BENEFIT PLANS

     There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which if amortized over twenty years; in either case, that would reasonably be expected, after considering the financial condition of all of the more closely related ERISA Affiliates, to result in a Material Adverse Effect.

8.11     CHANGE IN CONTROL

     Any Person or any two or more Persons acting in concert (other than New York Life and its Affiliates) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Securities of Company (or other Securities convertible into such Securities) representing 20% or more of the combined voting power of all Securities of Company entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency; PROVIDED, that the acquisition of shares of Common Stock of Company owned by New York Life and its Affiliates by one or more Persons from time to time shall not be an Event of Default pursuant to this subsection 8.11.

8.12 INVALIDITY OF SUBSIDIARY GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS

     At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby, in each case for any reason other than the failure of Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party.

8.13     FAILURE TO CONSUMMATE THE ACQUISITION

     Failure by Company to consummate the Acquisition from Seller by the close of business on the Closing Date, regardless of fault on the part of Company pursuant to the Definitive Acquisition Documents.THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; PROVIDED that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Ling Loans as provided in subsection 2.1A(iii).

     Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause
(ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 9.        AGENT

9.1      APPOINTMENT

     A. APPOINTMENT OF AGENT. BTCo is hereby appointed Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this
Section 9 are solely for the benefit of Agent and Lenders and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

     B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

     In the event that Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Agent or such Supplemental Collateral Agent, and
(ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Agent shall be deemed to be references to Agent and/or such Supplemental Collateral Agent, as the context may require.

     Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Agent until the appointment of a new Supplemental Collateral Agent.

9.2      POWERS AND DUTIES; GENERAL IMMUNITY

     A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

     B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent to Lenders or by or on behalf of Company to Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

     C. EXCULPATORY PROVISIONS. Neither Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Agent under or in connection with any of the Loan Documents except to the extent caused by Agent's gross negligence or willful misconduct. Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

     D. AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS

     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4      RIGHT TO INDEMNITY

     Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agent, to the extent that Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5      SUCCESSOR AGENT AND SWING LINE LENDER

     A. SUCCESSOR AGENT. Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     B. SUCCESSOR SWING LINE LENDER. Any resignation of Agent pursuant to subsection 9.5A shall also constitute the resignation of BTCo or its successor as Swing Line Lender, and any successor Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Agent and Swing Line Lender shall surrender the Swing Line Note held by it to Company for cancellation, and (iii) Company shall issue a new Swing Line Note to the successor Agent and Swing Line Lender substantially in the form of EXHIBIT VI annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6      COLLATERAL DOCUMENTS AND GUARANTIES

     Each Lender hereby further authorizes Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; PROVIDED that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); PROVIDED FURTHER, HOWEVER, that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale.

SECTION 10.       MISCELLANEOUS

10.1     ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT

     A. GENERAL. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or in any case its rights or obligations with respect thereto or participations therein or any other interest herein or in any other Obligations owed to it; PROVIDED that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; PROVIDED, FURTHER that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii); PROVIDED, FURTHER that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation; and PROVIDED, FURTHER that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

     B. ASSIGNMENTS.

     (i) AMOUNTS AND TERMS OF ASSIGNMENTS. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the consent of Company and Agent (which consent of Company and Agent shall not be unreasonably withheld or delayed); provided that assignment to an Affiliate of the assigning Lender that would result in increased costs to Company shall also require the prior written consent of Company; provided FURTHER that after an Event of Default occurs and is continuing, the consent of Company shall not be required for assignment to an Eligible Assignee. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; PROVIDED that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Agent for cancellation, and thereupon new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of EXHIBIT IV or EXHIBIT V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender.

     (ii) ACCEPTANCE BY AGENT; RECORDATION IN REGISTER. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a), Agent shall, if Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

     C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5,
(a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

     D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; PROVIDED that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

     F. REPRESENTATIONS OF LENDERS. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2 EXPENSES

     Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of Agent in connection with the preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Company (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Agent and of counsel providing any opinions that Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) the custody or preservation of any of the Collateral; (vi) all other actual and reasonable costs and expenses incurred by Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (vii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3     INDEMNITY

     In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agent and Lenders, and the officers, directors, employees, agents and affiliates of Agent and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); PROVIDED that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

     As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto.

     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4     SET-OFF

     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5     RATABLE SHARING

     Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; PROVIDED that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6     AMENDMENTS AND WAIVERS

     A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; PROVIDED that any such amendment, modification, termination, waiver or consent which: reduces the principal amount of any of the Loans; changes in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the scheduled final maturity date of any of the Loans (but not the date of any scheduled installment of principal); postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount or postpones the due date of any amount payable in respect of any Letter of Credit; extends the required expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; releases any Lien granted in favor of Agent with respect to all or substantially all of the Collateral; releases any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents; or changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders; PROVIDED, FURTHER, that no such amendment, modification, termination, waiver or consent shall increase the Commitments of a Lender over the amount hereof in effect then in effect without the consent of such Lender; PROVIDED, FURTHER, that if any matter described in the foregoing proviso relates only to a Term Loan, the approval of all Term Lenders shall be sufficient; and if any matter described in the foregoing proviso relates only to a Revolving Loan or Revolving Loan Commitment, the approval of all Revolving Lenders shall be sufficient. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Agent and Requisite Lenders,
(ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iv) no amendment, modification, termination or waiver of any Letter of Credit and no amendment, modification, termination or waiver of Section 3 that changes in any manner the rights and obligations of an Issuing Lender with respect to an outstanding Letter of Credit shall be effective without the written concurrence of the Issuing Lender of such Letter of Credit, and (v) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Agent shall be effective without the written concurrence of Agent. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

     B. REPLACEMENT OF LENDER. If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by the first proviso contained in the first sentence of subsection 10.6A, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Agent shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or
(B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to subsection 2.9 so long as at the time of such replacement each outstanding Loan of each such Lender being replaced is repaid in full and so long as each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender's Commitments and/or repay in full each outstanding Loan of such Lender, PROVIDED that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; PROVIDED, FURTHER that Company shall not have the right to terminate such non-consenting Lender's Commitments and repay in full its outstanding Loans pursuant to clause (B) if, immediately after the termination of such Lender's Revolving Loan Commitment, the Revolving Loan Exposure of all Lenders would exceed the Revolving Loan Commitments of all Lenders; and PROVIDED FURTHER, that in any event Agent shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso contained in the first sentence of subsection 10.6A.

10.7     INDEPENDENCE OF COVENANTS

     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8     NOTICES

     Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; PROVIDED that notices to Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

10.9     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall to the extent set forth therein survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE

     No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11    MARSHALLING; PAYMENTS SET ASIDE

     Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Agent or Lenders (or to Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12    SEVERABILITY

     In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS

     The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14    HEADINGS

     Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15    APPLICABLE LAW

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16    SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

10.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS

     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

     (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

     (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS WITH RESPECT TO ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK;

     (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

     (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

     (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

     (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18    WAIVER OF JURY TRIAL

     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19    CONFIDENTIALITY

     Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures to the accountants, auditors, attorneys, and Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; PROVIDED that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and PROVIDED, FURTHER that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.20    COUNTERPARTS; EFFECTIVENESS

     This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Agent of written or telephonic notification of such execution and authorization of delivery thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                  COMPANY:

                                           EXPRESS SCRIPTS, INC.


                                           By: /s/ George Paz
                                           Title: Sr. Vice President and
                                                  Chief Financial Officer


                                           Notice Address:

                                           14000 Riverport Drive
                                           Maryland Heights, Missouri  63047

                  LENDERS:

                                           BANKERS TRUST COMPANY
                                           individually and as Agent

                                           By:  /s/ Keven McCann
                                           Title: Principal

                                           Notice Address:

                                           Mail Stop 2252
                                           25th Floor
                                           130 Liberty Street
                                           One Bankers Trust Plaza
                                           New York, New York 10006
                                           Attention:  Amy Sinensky

                                           THE ROYAL BANK OF SCOTLAND, plc

                                           By:  /s/ D. Dougan
                                           Title: Vice President

                                           COOPERATIVE CENTRALE
                                           RAIFFEISEN-BOERENLEENBANK B.A.,
                                           "RABOBANK NEDERLAND", NEW YORK
                                           BRANCH

                                           By: /s/ W. Jeffrey Vollack
                                           Title: Senior Credit Officer
                                                  Senior Vice President

                                           By:  /s/ Hans F. Breuzhoven
                                           Title:  Vice President

                                           FLEET NATIONAL BANK

                                           By:  /s/ Carol Paije
                                           Title:  Senior Vice President

                                           SUMITOMO BANK, LTD.

                                           By:  /s/ Ken Davenport
                                           Title:  Joint General Manager

                                           MERCANTILE BANK NATIONAL
                                           ASSOCIATION

                                           By: /s/ Michell Whitaker
                                           Title:  Vice President

                                           THE LONG-TERM CREDIT BANK OF
                                           JAPAN, LTD.

                                           By: /s/ Armund J. Schoen, Jr.
                                           Title:  Senior Vice President

                                           BAYERICHE VEREINSBANK, AG
                                           New York Branch

                                           By:  /s/ Hans Dick
                                           Title:  Vice President

                                           By:  /s/ Sylvia K. Cheng
                                           Title:  Vice President

                                           MELON BANK

                                           By:  /s/ Martin J. Randal
                                           Title:  Assistant Vice President

                                           BANQUE PARIBAS

                                           By:  /s/ Darell Pomertz
                                           Title:  Vice President

                                           By:  /s/ Steven M. Heinen
                                           Title:  Director

                                           THE FUJI BANK, LIMITED

                                           By:  /s/ Tetsuo Kamatsu
                                           Title:  Joint General Manager

                                           CREDIT AGRICOLE INDOSUEZ

                                           By:  /s/ David Bouhl, F.V.P.
                                           Title:  Head of Corporate Banking
                                                   Chicago

                                           By:  /s/ Katherine L. Abbott
                                           Title:  First Vice President

                                           CITY NATIONAL BANK

                                           By:  /s/ Scott J. Kelley
                                           Title:  Vice President

                                           THE FIRST NATIONAL BANK OF CHICAGO

                                           By:  /s/ Nathan L. Bloch
                                           Title:  First Vice President

                                           ABN AMRO BANK, N.V.

                                           By:  /s/ Denis J. Campbell IV
                                           Title:  Vice Preseident

                                           By:  /s/ Joann L. Holman
                                           Title:  Vice President

                                           BANQUE NATIONALE DE PARIS

                                           By:  /s/ Arnaud Collin du Bocage
                                           Title:  Executive Vice President
                                                   and Branch Manager

                                           PNC BANK, NATIONAL ASSOCIATION

                                           By:  /s/ Justin J. Ingram
                                           Title:  Assistant Vice President

                                           NATIONSBANK, N.A.

                                           By:  /s/ Larry J. Gordon
                                           Title:  Vice President

                                           UNION BANK OF CALIFORNIA, N.A.

                                           By:  /s/ Jennifer L. Banks
                                           Title:  Vice President

                                    EXHIBIT I
                          [FORM OF NOTICE OF BORROWING]
                               NOTICE OF BORROWING

     Pursuant to that certain Credit Agreement dated as of April 1, 1998 as so amended, supplemented or otherwise modified to the date hereof, the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined herein being used herein as therein defined), among Express Scripts, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders ("LENDERS"), and Bankers Trust Company, as Agent ("AGENT"), this represents Company's request to borrow as follows:

  1.     DATE OF BORROWING:         ___________________, _________

  2.     AMOUNT OF BORROWING:       $___________________

  3.     LENDER(S):                 ~ a.Lenders, in accordance with their
                                        applicable Pro Rata Shares
                                    ~ b.Swing Line Lender

  4.     TYPE OF LOANS:             ~ a. Term Loans
                                    ~ b. Revolving Loans
                                    ~ c. Swing Line Loan

  5.     INTEREST RATE OPTION:      ~ a. Base Rate Loan(s)
                                    ~ b. Eurodollar Rate Loans with an initial
                                         Interest
                                         Period of_______ month(s)for $_______
                                         Period of ______ month(s) for $______
                                         Period of ______ month(s) for $______

The proceeds of such Loans are to be deposited in Company's account at Agent.

     The undersigned officer, to the best of his or her knowledge, and Company certify that:

     (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

     (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

     (iii) Company has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; and

     (iv) All other conditions precedent described in subsection 4.2 of the Credit Agreement have been satisfied.


DATED: ____________________                     EXPRESS SCRIPTS, INC.


                                                 By: __________________________
                                                 Title: _______________________

                                   EXHIBIT II
                   [FORM OF NOTICE OF CONVERSION/CONTINUATION]
                        NOTICE OF CONVERSION/CONTINUATION

     Pursuant to that certain Credit Agreement dated as of April 1, 1998 as so amended, supplemented or otherwise modified to the date hereof the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined herein being used herein as therein defined), among Express Scripts, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent, this represents Company's request to convert or continue Loans as follows:

     1. DATE OF CONVERSION/CONTINUATION: __________________, _______

     2. AMOUNT OF LOANS BEING CONVERTED/CONTINUED: $___________________

     3. Type of Loans being        ~ a. Term Loans
        CONVERTED/CONTINUED:       ~ b. Revolving Loans

     4. NATURE OF CONVERSION/CONTINUATION:
               ~  a. Conversion of Base Rate Loans to Eurodollar Rate Loans
               ~  b.   Conversion of Eurodollar Rate Loans to Base Rate Loans
               ~  c.   Continuation of Eurodollar Rate Loans as such

     5. If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date:|_______________ month(s) for $_________
                                      |_______________ month(s) for $_________
                                      |_______________ month(s) for $_________

     In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, and Company certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED: _____________________               EXPRESS SCRIPTS, INC.


                                            By: __________________________
                                            Title: ________________________

                                   EXHIBIT III
              [FORM OF NOTICE OF REQUEST TO ISSUE LETTER OF CREDIT]
                   NOTICE OF REQUEST TO ISSUE LETTER OF CREDIT

     Pursuant to that certain Credit Agreement dated as of April 1, 1998, as so amended, supplemented or otherwise modified to the date hereof, the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), among Express Scripts, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent ("AGENT"), this represents Company's request for the issuance of a Letter of Credit by __________ as follows:

         1.  ISSUING LENDER:   ~  a.   Agent
                                   ~  b.   _________________________________

         2.  DATE OF ISSUANCE OF LETTER OF CREDIT:  ________________, ________

         3.  FACE AMOUNT OF LETTER OF CREDIT:  $________________________

         4.  EXPIRATION DATE OF LETTER OF CREDIT:  ________________, ________

         5.  NAME AND ADDRESS OF BENEFICIARY:



         6.  ATTACHED HERETO IS:
                  ~ a. the verbatim text of such proposed Letter of Credit
                  ~ b. a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

     The undersigned officer, to the best of his or her knowledge, and Company certify that:

     (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

     (ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

     (iii) Company has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; and

     (iv) All other conditions precedent described in subsection 4.3 of the Credit Agreement have been satisfied.

DATED: ____________________           EXPRESS SCRIPTS, INC.


                                      By: __________________________
                                      Title: ________________________

                                   EXHIBIT IV
                               [FORM OF TERM NOTE]
                              EXPRESS SCRIPTS, INC.

                        PROMISSORY NOTE DUE APRIL 1, 2003

$________                                                  New York, New York
                                                            April 1, 1998

     FOR  VALUE  RECEIVED,   Express  Scripts,   Inc.,  a  Delaware  corporation
("COMPANY"), promises to pay to _______________ ("PAYEE") the principal amount of ______________ ($___________) in the installments referred to below.

     Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of April 1, 1998 among Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined herein being used herein as therein defined).

     Company shall make principal payments on this Note in consecutive semi-annual installments, commencing on April __, 1999 and ending on April __, 2003. Each such installment shall be due on the date specified in the Credit Agreement and in an amount determined in accordance with the provisions thereof; PROVIDED that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

     This Note is one of Company's "Term Notes" in the aggregate principal amount of $360,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii) of the Credit Agreement, Company and Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

     Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

     This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         EXPRESS SCRIPTS, INC.


                                         By: __________________________
                                         Title: ________________________

                                    EXHIBIT V
                            [FORM OF REVOLVING NOTE]
                              EXPRESS SCRIPTS, INC.

                        PROMISSORY NOTE DUE APRIL 1, 2003

$_____________                                              New York, New York
                                                                 April 1, 1998

     FOR VALUE RECEIVED, Express Scripts, Inc., a Delaware corporation ("COMPANY"), promises to pay to __________________ ("PAYEE") on or before April __, 2003, the lesser of (x) __________________ ($_____________) and (y) the
unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.

     Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of April 1, 1998 among Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined herein being used herein as therein defined).

     This Note is one of Company's "Revolving Notes" in the aggregate principal amount of $80,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii) of the Credit Agreement, Company and Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

     Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

     This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                            EXPRESS SCRIPTS, INC.


                                             By: __________________________
                                             Title: ________________________


                                  TRANSACTIONS
                                       ON
                                 REVOLVING NOTE


                                                                                Outstanding
                     Type of           Amount of            Amount of            Principal
                    Loan Made          Loan Made         Principal Paid           Balance           Notation
     DATE           THIS DATE          THIS DATE            THIS DATE            THIS DATE          MADE BY
     ----           ----------       -------------       ---------------      ---------------       -------


                                   EXHIBIT VI
                            [FORM OF SWING LINE NOTE]
                              EXPRESS SCRIPTS, INC.

                        PROMISSORY NOTE DUE APRIL 1, 2003

$___________                                                 New York, New York
                                                             April 1, 1998

     FOR VALUE RECEIVED, Express Scripts, Inc., a Delaware corporation ("COMPANY"), promises to pay to _______________________ ("PAYEE"), on or before April __, 2003, the lesser of (x) ___________________ and no/100 Dollars
($__________.00) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below.

     Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of April 1, 1998 among Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined herein being used herein as therein defined).

     This Note is Company's "Swing Line Note" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

     Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

     This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

     This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.16 of the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

     Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                          EXPRESS SCRIPTS, INC.


                                           By: __________________________
                                           Title: ________________________



                                  TRANSACTIONS

                                       ON
                                 SWING LINE NOTE


                                                               Outstanding
                      Amount of            Amount of            Principal
                      Loan Made         Principal Paid           Balance           Notation
     DATE             THIS DATE            THIS DATE            THIS DATE          MADE BY


                                   EXHIBIT VII
                        [FORM OF COMPLIANCE CERTIFICATE]
                             COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

     (1) We are the duly elected  ___________________ and ___________________ of
Express Scripts, Inc., a Delaware corporation ("COMPANY");

     (2) We have reviewed the terms of that certain Credit Agreement dated as of April 1, 1998 as so amended, supplemented or otherwise modified, the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1) being used in this Certificate as therein defined, among Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

     (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate.

     (4) In a separate attachment to this Certificate are all exceptions to paragraph (3) above, if any, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

     The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to subsection 6.1(iv) of the Credit Agreement.

                                      EXPRESS SCRIPTS, INC.


                                      By: __________________________
                                      Title: ________________________


                                       By: __________________________
                                       Title: ________________________

ATTACHMENT NO. 1
                            TO COMPLIANCE CERTIFICATE


     This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.

A.  INDEBTEDNESS

    1.    Indebtedness with respect to Capital Leases permitted
          under subsection 7.1(iii):                             $_____________

    2.    Maximum permitted under subsection 7.1(iii):           $15,000,000

    3.    Indebtedness of Company or a Subsidiary permitted to
          finance the acquisition or improvement of fixed or
          capital assets permitted under subsection 7.1(vi):     $_____________

    4.    Maximum permitted under subsection 7.1(vi):            $10,000,000

    5.    Indebtedness of Subsidiaries acquired subsequent to
          close of the Credit Agreement permitted under
          subsection 7.1 (vii):                                  $_____________

    6.    Maximum permitted under subsection 7.1(vii):           $10,000,000

    7.    Indebtedness of Company with respect to other
          Indebtedness permitted under subsection 7.1(viii)      $_____________

    8.    Maximum permitted under subsection 7.1(viii)           $10,000,000

B.       LIENS

    1.    Indebtedness secured by Liens permitted under
          subsection 7.2A(iii):                                  $_____________

    2.    Indebtedness permitted under subsection 7.2A(iv):      $_____________

    3.    Liens on fixed or capital assets
          acquired, constructed or improved by Company or
          any Subsidiary permitted under subsection 7.2(v):      $_____________

    4.    Indebtedness of Liens permitted under subsection
          7.2(vi):                                               $_____________

    5.    Maximum permitted under subsection 7.2(vi):            $ 10,000,000

C.        INVESTMENTS

    1.    Investments permitted under subsection 7.3(vi):        $_____________

    2.    Maximum permitted under subsection 7.3(vi):            $ 25,000,000

D.       CONTINGENT OBLIGATIONS

    1.   Contingent Obligations in respect of
         Letters of Credit permitted under
         subsection 7.4(ii):                                     $_____________

    2.   Maximum permitted under subsection 7.4(ii):             $20,000,000

    3.   Contingent Obligations permitted under
         subsection 7.4(viii)                                    $_____________

    4.   Maximum permitted under subsection 7.4(viii)            $ 8,000,000

E.       RESTRICTED JUNIOR PAYMENTS

    1.   Restricted Junior payments permitted under
         subsection 7.5                                          $_____________

    2.   Maximum permitted under subsection 7.5: ($25,000,000
         plus 25% of Consolidated Net Income for period
         commencing on the Closing Date, ending with the
         Fiscal Quarter most recently ended prior to the
         date of payment)                                        $_____________

F. MINIMUM INTEREST COVERAGE RATIO (annualized calculation for the four-Fiscal Quarter period ending __________, 199_, based upon Fiscal Quarters ending after the Closing Date)

    1.   Consolidated Net Income:                                $_____________

    2.   Consolidated Interest Expense:                          $_____________

    3.   Provisions for taxes based on income:                   $_____________

    4.   Total depreciation expense:                             $_____________

    5.   Total amortization expense:                             $_____________

    6.   Other non-cash items reducing Consolidated
         Net Income:                                             $_____________

    7.   Other non-cash items increasing Consolidated
         Net Income:                                             $_____________

    8.   Consolidated Adjusted EBITDA (1+2+3+4+5+6-7):           $_____________

    9.   Total interest expense:                                 $_____________

    10.  Retention of employees costs (through March 31, 1999):  $_____________

    11.  Interest Coverage Ratio (8):(2):                              ___:1.00

    12.  Minimum ratio required under subsection 7.6A:                 ___:1.00

F.       MAXIMUM LEVERAGE RATIO (as of _____________, 199_)

    1.   Consolidated Total Debt:                                $_____________

    2.   Consolidated Adjusted EBITDA                            $_____________

    3.   Leverage Ratio (1):(2):                                       ___:1.00

    4.   Maximum ratio permitted under subsection 7.6B:                ___:1.00

G.       MINIMUM CONSOLIDATED NET WORTH (as of ____________, 199_)

    1.   Consolidated Net Worth:                              $_____________

    2.   Consolidated Net Income for period from              $_____________
         Closing Date to end of applicable Fiscal
         Quarter period.

    3.   Minimum required under subsection 7.6C:              $_____________
         ($_____ plus 75% of consolidated Net Income for applicable Fiscal Quarter period, plus any issuances of equity Securities or conversions of Securities)

H.       FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS

    1.   Aggregate book value of assets sold in any
         one or more Asset Sales after Closing Date in one
         or more transactions permitted under subsection
         7.7(vi):                                                $_____________

    2.   Maximum permitted under subsection 7.7(vi):
         (aggregate value of such Asset Sales not
         to exceed 15% of the total assets of the Company
         as of date of sale)                                     $_____________

    3.   Aggregate Net Asset Sales Proceeds in Fiscal
         Year to date: (Aggregate Net Asset Sales Proceeds
         in any Fiscal Year in excess of $5,000,000 subject
         to mandatory prepayment under subsection
         2.4B(iii)(a)(ii))                                       $_____________

    4.   Aggregate non-cash consideration received from Asset
         Sales post Closing Date:                                $ ____________

    5.   Maximum aggregate non-cash consideration received from
         Asset Sales permitted under subsection 7.7(vi):         $ 20,000,000

I.       CONSOLIDATED CAPITAL EXPENDITURES

    1.   Consolidated Capital Expenditures for Fiscal
         Year-to-date:                                           $_____________

    2.   Maximum amount of Consolidated Capital
         Expenditures permitted under subsection 7.8 for
         Fiscal Year:                                            $_____________

J.       ACQUISITIONS

    1.   Aggregate value of Permitted Acquisitions made
         for applicable Fiscal Quarter permitted under
         subsection 7.7(v):                                      $_____________

    2.   Maximum Permitted Acquisitions per Fiscal Year:         $ 25,000,000

                                 EXHIBIT VIII-A
                  [FORM OF OPINION OF THOMAS M. BOUDREAU, ESQ.]

                                  April 1, 1998


Bankers Trust Company, as Agent
One Bankers Trust Plaza
New York, New York 10006

         and

The Lenders Listed on
  Schedule A Hereto

     Re: Credit Agreement dated as of April 1, 1998 among Express Scripts, Inc., the financial institutions listed therein as Lenders, and Bankers TRUST COMPANY, AS AGENT

Ladies and Gentlemen:

     I have acted as Company counsel to Express Scripts, Inc., a Delaware corporation ("COMPANY"), in connection with that certain Credit Agreement dated as of April 1, 1998 (the "CREDIT AGREEMENT") among Company, the financial institutions listed therein as Lenders ("LENDERS"), and Bankers Trust Company, as Agent ("AGENT"). This opinion is rendered to you in compliance with subsection 4.1G of the Credit Agreement. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

     In my capacity as Company counsel, I have examined originals, or copies identified to my satisfaction as being true copies, of such records, documents or other instruments as in my judgment are necessary or appropriate to enable myself to render the opinions expressed below. These records, documents and instruments included the following:

     (a) The Certificate or Articles of Incorporation of Company and its Subsidiaries, as amended to date;

     (b) The Bylaws of Company and its Subsidiaries, as amended to date;

     (c) All records of proceedings and actions of the Board of Directors of Company relating to the Credit Agreement and the transactions contemplated thereby;

     (d) The Credit Agreement;

     (e) The Term Notes, Revolving Notes and Swing Line Note delivered today (the "Notes");

     (f) The Company Pledge Agreement;

     (g) The Subsidiary Pledge Agreement; and

     (h) The Subsidiary Guaranty.

     I have been involved in the preparation of certificates of officers of Company with respect to certain factual matters, copies of which have been delivered to Lenders. In addition, I have obtained and relied upon such certificates and assurances from public officials as I have deemed necessary, copies of which have been delivered to Lenders. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, and the conformity to original or certified documents of all documents submitted to me as conformed or photostatic copies.

     I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am opining herein as to the effect on the subject transactions of only United States Federal law, the General Corporation Law of the State of Delaware, and the laws of the State of New York.

     On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, I am of the opinion that:

     1. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Company is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction as listed on SCHEDULE 5.1.

     2. Each Subsidiary of the Company has been duly organized and is validly existing in good standing under the laws of its state of incorporation and in each jurisdiction as listed on SCHEDULE 5.1 and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted, and to execute, deliver and perform the Subsidiary Pledge Agreement and Subsidiary Guaranty.

     3. Company has all requisite corporate power and authority to carry on business as now conducted; to execute, deliver and perform the Credit Agreement and the Company Pledge Agreement, to issue the Notes and cause the execution of the Company Pledge Agreement, the Subsidiary Pledge Agreement and the Subsidiary Guaranty and any other Loan Document and to carry out the transactions contemplated thereby.

     4. The execution, delivery and performance of the Loan Documents to which it is a party and the issuance and payment of the Notes have been duly authorized by all necessary corporate action on the part of Company. The Credit Agreement, the Notes and the other Loan Documents to which the Company is a party have been duly executed and delivered by Company and constitute the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms. The execution, delivery and performance of the Loan Documents to which each Subsidiary is a party have been duly authorized by all necessary corporate action on the part of such Subsidiary. The Loan Documents to which each Subsidiary is a party have been duly executed and delivered by each such Subsidiary and constitute the legally valid and binding obligations of such Subsidiary, enforceable against such Subsidiary in accordance with their respective terms.

     5. Neither the execution and delivery of the Loan Documents to which a Loan party is a party nor the issuance and payment of the Notes by Company nor the consummation of the transactions contemplated by such Loan Documents nor the compliance with the terms and conditions thereof by Company and its subsidiaries
(A) conflicts with, results in a breach or violation of, or constitutes a default under, any of the terms, conditions or provisions of (x) the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries,
(y) any term of any material agreement, instrument, order, writ, judgment or decree known to me after due inquiry to which Company or any of its Subsidiaries is a party or by which any of its respective properties or assets are bound, or
(z) any present federal, Delaware corporation or New York statute, rule or regulation binding on Company or any of its Subsidiaries, or (B) results in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under any agreement or order referred to in clause (y) above (other than Liens created pursuant to the Loan Documents).

     6. The outstanding shares of the capital stock of each corporation named on
SCHEDULE I of the Company Pledge Agreement and SCHEDULE 1 of the Subsidiary Pledge Agreement as a Subsidiary of the Company or a Subsidiary of a Subsidiary of Company, respectively, have been duly authorized by all necessary corporate action on the part of such corporation, are validly issued, fully-paid and nonassessable and are owned of record by the Company, or such Subsidiary, as the case may be.

     7. No consents or approvals of, authorizations by, or registrations, declarations or filings with any Delaware governmental authority are required by Company or any Subsidiary of Company in connection with the execution and delivery by Company or any Subsidiary of Company of the Loan Documents to which it is a party or the extensions of credit under the Credit Agreement or the payment by Company of the Obligations thereunder or the issuance and payment of the Notes.

     8. To the best of my knowledge after due inquiry, there are no actions, suits or proceedings pending or threatened against Company or any of its Subsidiaries which have a significant likelihood of materially and adversely affecting either the ability of Company or any such Subsidiary to perform its obligations under any Loan Document or the financial condition or operations of Company and its Subsidiaries, taken as a whole.

     9. It is not necessary in connection with the execution and delivery of the Notes and the Credit Agreement to Lenders to register the Notes, the Credit Agreement or the Loans under the Securities Act of 1933, as amended, or to qualify any indenture in respect thereof under the Trust Indenture Act of 1939, as amended.

     10. Company is not an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

     11. Neither Company nor any of its Subsidiaries, or any Subsidiary of a Subsidiary as the case may be, is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     This opinion is rendered only to Agent and Lenders and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by Agent or Lenders for any other purpose, or quoted to or relied upon by any other person, firm or corporation for any purpose without my prior written consent. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Credit Agreement) may rely on this opinion as if it were addressed to them.

                                Very truly yours,

                                 EXHIBIT VIII-B

                [FORM OF OPINION OF SIMPSON, THACHER & BARTLETT]


                                  April 1, 1998

Bankers Trust Company, as Agent
One Bankers Trust Plaza
New York, New York 10006

         and

The Lenders Listed on
  Schedule A Hereto

     Re: Credit Agreement dated as of April 1, 1998 among Express Scripts, Inc., the financial institutions listed therein as Lenders, and Bankers TRUST COMPANY, AS AGENT

Ladies and Gentlemen:

     We have acted as counsel to Express Scripts, Inc., a Delaware corporation ("COMPANY"), in connection with that certain Credit Agreement dated as of April 1, 1998 (the "CREDIT AGREEMENT") among Company, the financial institutions listed therein as Lenders ("LENDERS"), and Bankers Trust Company, as Agent ("AGENT"). This opinion is rendered to you in compliance with subsection 4.1G of the Credit Agreement. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

     In our capacity as such counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments included the following:

     (a) The Certificate or Articles of Incorporation of Company and its Subsidiaries, as amended to date;

     (b) The Bylaws of Company and its Subsidiaries, as amended to date;

     (c) All records of proceedings and actions of the Board of Directors of Company relating to the Credit Agreement and the transactions contemplated thereby;

     (d) The Credit Agreement;

     (e) The Term Notes, Revolving Notes and Swing Line Note delivered today (the "Notes");

     (f) The Company Pledge Agreement;

     (g) The Subsidiary Pledge Agreement; and

     (h) The Subsidiary Guaranty.

     We have been furnished with, and with Lenders' consent have relied upon, certificates of officers of Company with respect to certain factual matters, copies of which have been delivered to Lenders. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary, copies of which have been delivered to Lenders. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, and the conformity to original or certified documents of all documents submitted to us as conformed or photostatic copies.

     We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only United States Federal law, the General Corporation Law of the State of Delaware, and the laws of the State of New York.

     On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

     1. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Company is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction as listed on SCHEDULE 5.1.

     2. Each Subsidiary of the Company has been duly organized and is validly existing in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted, and to execute, deliver and perform the Subsidiary Pledge Agreement and Subsidiary Guaranty.

     3. Company has all requisite corporate power and authority to carry on business as now conducted; to execute, deliver and perform the Credit Agreement and the Company Pledge Agreement, to issue the Notes [and cause the execution of the Subsidiary Pledge Agreement and the Subsidiary Guaranty and any other Loan Document] and to carry out the transactions contemplated thereby.

     4. The execution, delivery and performance of the Loan Documents to which it is a party and the issuance and payment of the Notes have been duly authorized by all necessary corporate action on the part of Company. The Credit Agreement, the Notes and the other Loan Documents to which the Company is a party have been duly executed and delivered by Company and constitute the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms. The execution, delivery and performance of the Loan Documents to which each Subsidiary is a party have been duly authorized by all necessary corporate action on the part of such Subsidiary. The Loan Documents to which each Subsidiary is a party have been duly executed and delivered by each such Subsidiary and constitute the legally valid and binding obligations of such Subsidiary, enforceable against such Subsidiary in accordance with their respective terms.

     5. Neither the execution and delivery of the Loan Documents to which a Loan party is a party nor the issuance and payment of the Notes by Company nor the consummation of the transactions contemplated by such Loan Documents nor the compliance with the terms and conditions thereof by Company and its subsidiaries
(A) conflicts with, results in a breach or violation of, or constitutes a default under, any of the terms, conditions or provisions of (x) the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries,
(y) any term of any material agreement, instrument, order, writ, judgment or decree known to us after due inquiry to which Company or any of its Subsidiaries is a party or by which any of its respective properties or assets are bound, or
(z) any present federal or New York statute, or (B) results in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under any agreement or order referred to in clause (y) above (other than Liens created pursuant to the Loan Documents).

     6. No consents or approvals of, authorizations by, or registrations, declarations or filings with, any federal, Delaware or New York governmental authority are required by Company or any Subsidiary of Company in connection with the execution and delivery by Company or any Subsidiary of Company of the Loan Documents to which it is a party or the extensions of credit under the Credit Agreement or the payment by Company of the Obligations thereunder or the issuance and payment of the Notes.

     7. The making of the Loans and the application of the proceeds thereof as provided in the Credit Agreement do not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

     8. Execution of the Company Pledge Agreement and the Subsidiary Pledge Agreement and delivery to the Collateral Agent in the State of New York of the stock certificates representing the shares of stock as pledged on Schedule I, respectively, to the Company Pledge Agreement and the Subsidiary Pledge Agreement (all total, the "Pledged Shares") endorsed to the Collateral Agent or in blank, create in favor of the Collateral Agent a perfected security interest under the Uniform Commercial Code as in effect in the State of New York (the "Code") in the Pledged Securities [free of all adverse claims].

     9. It is not necessary in connection with the execution and delivery of the Notes and the Credit Agreement to Lenders to register the Notes, the Credit Agreement or the Loans under the Securities Act of 1933, as amended, or to qualify any indenture in respect thereof under the Trust Indenture Act of 1939, as amended.

     10. Company is not an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

     11. Neither Company nor any of its Subsidiaries, or any Subsidiary of a Subsidiary as the case may be, is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     This opinion is rendered only to Agent and Lenders and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by Agent or Lenders for any other purpose, or quoted to or relied upon by any other person, firm or corporation for any purpose without our prior written consent. Notwithstanding the foregoing, persons who subsequently become Lenders (or participants in accordance with the terms of the Credit Agreement) may rely on this opinion as if it were addressed to them.

                                Very truly yours,

                                   SCHEDULE A



                                [Lenders' Names]

                                   EXHIBIT IX
                     [FORM OF OPINION OF O'MELVENY & MYERS]

                               April 1st, 1 9 9 8


     Bankers Trust Company, as Agent
     One Bankers Trust Plaza
     New York, New York 10006

              and

     The Lenders Party to the Credit
       Agreement Referenced Below

                       Re: LOANS TO EXPRESS SCRIPTS, INC.

     Ladies and Gentlemen:

                       We have acted as counsel to Bankers Trust Company, as Agent (in such capacity, "AGENT"), in connection with the preparation and delivery of a Credit Agreement dated as of April 1, 1998 (the "CREDIT AGREEMENT") among Express Scripts, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, and Agent and in connection with the preparation and delivery of certain related documents.

                       We have participated in various conferences with representatives of Company and Agent and conferences and telephone calls with Simpson, Thacher & Bartlett, counsel to Company, during which the Credit Agreement and related matters have been discussed, and we have also participated in the meeting held on the date hereof (the "Closing") incident to the funding of the initial loans made under the Credit Agreement. We have reviewed the forms of the Credit Agreement and the exhibits thereto, including the forms of the promissory notes annexed thereto (the "Notes"), and the opinions of Simpson, Thacher & Boudreau and Thomas M. Boudreau (collectively, the "Opinions") and the officers' certificates and other documents delivered at the Closing. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals or copies and the due authority of all persons executing the same, and we have relied as to factual matters on the documents that we have reviewed.

                       Although we have not independently considered all of the matters covered by the Opinions to the extent necessary to enable us to express the conclusions therein stated, we believe that the Credit Agreement and the exhibits thereto are in substantially acceptable legal form and that the Opinions and the officers' certificates and other documents delivered in connection with the execution and delivery of, and as conditions to the making of the initial loans under, the Credit Agreement and the Notes are substantially responsive to the requirements of the Credit Agreement.

                                                   Respectfully submitted,

                                    EXHIBIT X
                        [FORM OF ASSIGNMENT AGREEMENT]
                              ASSIGNMENT AGREEMENT


     This ASSIGNMENT AGREEMENT (this "AGREEMENT") is entered into by and between the parties designated as Assignor ("ASSIGNOR") and Assignee ("ASSIGNEE") above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the "SCHEDULE OF TERMS") and relates to that certain Credit Agreement described in the Schedule of Terms (said Credit Agreement, as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined herein being used herein as therein defined).

     IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

     SECTION 1. ASSIGNMENT AND ASSUMPTION.

     (a) Effective upon the Settlement Date specified in Item 4 of the Schedule of Terms (the "SETTLEMENT DATE"), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, that percentage interest in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents with respect to Assignor's Commitments and outstanding Loans, if any, which represents, as of the Settlement Date, the percentage interest specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the Credit Agreement and the other Loan Documents with respect to the Commitments and any outstanding Loans (the "ASSIGNED SHARE"). Without limiting the generality of the foregoing, the parties hereto hereby expressly acknowledge and agree that any assignment of all or any portion of Assignor's rights and obligations relating to Assignor's Revolving Loan Commitment shall include (i) in the event Assignor is an Issuing Lender with respect to any outstanding Letters of Credit (any such Letters of Credit being "ASSIGNOR LETTERS OF CREDIT"), the sale to Assignee of a participation in the Assignor Letters of Credit and any drawings thereunder as contemplated by subsection 3.1C of the Credit Agreement and (ii) the sale to Assignee of a ratable portion of any participations previously purchased by Assignor pursuant to said subsection 3.1C with respect to any Letters of Credit other than the Assignor Letters of Credit.

     (b) In consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any outstanding Loans included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms.

     (c) Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitments, the outstanding Term Loan and the Pro Rata Share corresponding to the Assigned Share.

     (d) Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption described above, (i) Assignee shall be a party to the Credit Agreement and shall have all of the rights and obligations under the Loan Documents, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents, arising out of or otherwise related to the Assigned Share, and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned Share. Assignee hereby acknowledges and agrees that the agreement set forth in this Section 1(d) is expressly made for the benefit of Company, Agent, Assignor and the other Lenders and their respective successors and permitted assigns.

     (e) Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor's rights and obligations with respect to the Assigned Share, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any outstanding Loans shall have no effect on the Commitments, the outstanding Term Loan and the Pro Rata Share corresponding to the Assigned Share as set forth in
Item 3 of the Schedule of Terms or on the interest of Assignee in any outstanding Revolving Loans corresponding thereto, and (iii) from and after the Settlement Date, Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (including all payments of principal and accrued but unpaid interest, commitment fees and letter of credit fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (B) in all other cases, to Assignee; PROVIDED that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by Agent under the Loan Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by Section 1(b) occurs on a date other than the Settlement Date.

     SECTION 2. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     (a) Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim.

     (b) Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Company or any of its Subsidiaries to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

     (c) Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making of loans such as the Loans; that it has acquired the Assigned Share for its own account in the ordinary course of its business and without a view to distribution of the Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of subsection 10.1 of the Credit Agreement, the disposition of the Assigned Share or any interests therein shall at all times remain within its exclusive control); and that it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto).

     (d) Assignee represents and warrants that it has received from Assignor such financial information regarding Company and its Subsidiaries as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

     (e) Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

     SECTION 3. MISCELLANEOUS.

     (a) Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

     (b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

     (c) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party. In addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of subsection 10.8 of the Credit Agreement.

     (d) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     (e) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     (f) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     (g) This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

     (h) This Agreement shall become effective upon the date (the "EFFECTIVE DATE") upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Company as evidence of its consent hereto to the extent required under subsection 10.1B(i) of the Credit Agreement, (iii) the receipt by Agent of the processing and recordation fee referred to in subsection 10.1B(i) of the Credit Agreement, (iv) in the event Assignee is a Non-US Lender (as defined in subsection 2.7B(iii)(a) of the Credit Agreement), the delivery by Assignee to Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to Agent pursuant to said subsection 2.7B(iii)(a),
(v) the execution of a counterpart hereof by Agent as evidence of its acceptance hereof in accordance with subsection 10.1B(ii) of the Credit Agreement, (vi) the receipt by Agent of originals or telefacsimiles of the counterparts described above and authorization of delivery thereof, and (vii) the recordation by Agent in the Register of the pertinent information regarding the assignment effected hereby in accordance with subsection 10.1B(ii) of the Credit Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on the Schedule of Terms.

                               SCHEDULE OF TERMS

1. BORROWER: Express Scripts, Inc.

2. NAME AND DATE OF CREDIT AGREEMENT: Credit Agreement dated as of April 1, 1998, among Express Scripts, Inc., the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent.

3. AMOUNTS:

                                            Re: Term Loans   Re: Revolving Loans
(a) Aggregate Commitments of all Lenders:    $________        $_________
(b) Assigned Share/Pro Rata Share:            _____%            ______%
(c) Amount of Assigned Share of Commitments  $________        $_________
(d) Amount of Assigned Share of Term Loans:  $________

4. SETTLEMENT DATE:   ____________, ____

5. PAYMENT INSTRUCTIONS:

    ASSIGNOR:                                       ASSIGNEE:
     _____________________________                     ________________________
     _____________________________                     ________________________
     Attention: __________________                     Attention: _____________
     Reference: __________________                     Reference: _____________

6. NOTICE ADDRESSES:

     ASSIGNOR:                                      ASSIGNEE:
          ________________________                     ________________________
          ________________________                     ________________________
          ________________________                     ________________________

7. SIGNATURES:

     _____________________________                     ________________________
       as Assignor                                                 as Assignee

By:                                                         By:
Title:                                                      Title:


Consented to in accordance with                    Accepted in accordance with
subsection 10.1B(i) of the Credit                  subsection 10.1B(ii) of the
Agremeent                                          Credit Agreement

EXPRESS SCRIPTS, INC.                              BANKERS TRUST COMPANY,
                                                   AS AGENT

By:                                                By:
Title:                                             Title:

                                   EXHIBIT XI
                    [FORM OF CERTIFICATE RE NON-BANK STATUS]
                         CERTIFICATE RE NON-BANK STATUS

     Reference is hereby made to that certain Credit Agreement dated as of April 1, 1998 (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof, being the "CREDIT AGREEMENT") by and among Express Scripts, Inc., a Delaware corporation, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent. Pursuant to subsection 2.7B(iii) of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     In this regard, the Non-U.S. Lender further represents and warrants that, for purposes of Section 881(c)(3)(A) of the Code:

     (i) the Non-U.S. Lender is not subject to regulatory or other legal requirements a s a bank in any jurisdiction; and

     (ii) the Non-U.S. Lender has not been treated as bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

     The Non-U.S. Lender further represents that it is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and that the Non-U.S Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

                            [NAME OF LENDER]

                            By: ____________________
                            Title: __________________

                                   EXHIBIT XII
                       [FORM OF COMPANY PLEDGE AGREEMENT]
                            COMPANY PLEDGE AGREEMENT


     This COMPANY PLEDGE AGREEMENT (this "AGREEMENT") is dated as of April 1, 1998 and entered into by and between Express Scripts, Inc., a Delaware corporation ("PLEDGOR"), and Bankers Trust Company, as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below.

                             PRELIMINARY STATEMENTS


     A. Pledgor is the legal and beneficial owner of the shares of stock (the "PLEDGED SHARES") described in Part A of SCHEDULE I annexed hereto and issued by the corporations named therein.

     B. Secured Party and Lenders have entered into a Credit Agreement dated as of April 1, 1998 (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined herein being used herein as therein defined) with Pledgor pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Pledgor.

     C. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

     SECTION 1. PLEDGE OF SECURITY. Pledgor hereby pledges and assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of Pledgor's right, title and interest in and to the following (the "PLEDGED COLLATERAL"):

     (a) the Pledged Shares and the certificates representing the Pledged Shares and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

     (b) all additional shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any issuer of the Pledged Shares from time to time acquired by Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such additional shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, securities, warrants, options or other rights;

     (c) all shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, securities, warrants, options or other rights;

     (d) to the extent not covered by clauses (a) through (c) above, all proceeds of any or all of the foregoing Pledged Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Pledged Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Pledgor or Secured Party from time to time with respect to any of the Pledged Collateral.

     SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Pledged Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss.362(a)), of all obligations and liabilities of every nature of Pledgor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to Pledgor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Pledgor now or hereafter existing under this Agreement (all such obligations of Pledgor being the "SECURED OBLIGATIONS").

     SECTION 3. DELIVERY OF PLEDGED COLLATERAL. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by Pledgor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Upon the occurrence and during the continuance of an Event of Default (as defined in the Credit Agreement), Secured Party shall have the right, without notice to Pledgor, to transfer to or to register in the name of Secured Party or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 7(a); PROVIDED that, except in the case of a bankruptcy default or an acceleration of the Loans, no such transfer or registration shall be made without notice to Pledgor. In addition, Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

     SECTION 4. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants as follows:

     (a) DUE AUTHORIZATION, ETC. OF PLEDGED COLLATERAL. All of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     (b) DESCRIPTION OF PLEDGED COLLATERAL. The Pledged Shares constitute all of the issued and outstanding shares of stock of each issuer thereof organized under the laws of a state of the United States (each a "U.S. ISSUER") and 65% of the issued and outstanding shares of stock of each other issuer thereof (each a "NON-U.S. ISSUER") and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares.

     (c) OWNERSHIP OF PLEDGED COLLATERAL. Pledgor is the legal, record and beneficial owner of the Pledged Collateral free and clear of any Lien except for the security interest created by this Agreement.

     SECTION 5. TRANSFERS AND OTHER LIENS; ADDITIONAL PLEDGED COLLATERAL; ETC. Pledgor shall:

     (a) not, except as expressly permitted by the Credit Agreement, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement, or (iii) permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; PROVIDED that in the event Pledgor makes an Asset Sale permitted by the Credit Agreement and the assets subject to such Asset Sale are Pledged Shares, Secured Party shall release the Pledged Shares that are the subject of such Asset Sale to Pledgor free and clear of the lien and security interest under this Agreement concurrently with the consummation of such Asset Sale; PROVIDED, FURTHER that, as a condition precedent to such release, Secured Party shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery to Secured Party of the Net Asset Sale Proceeds of such Asset Sale; if required by, and in accordance with the provisions of the Credit Agreement.

     (b) (i) cause each issuer of Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to Pledgor, (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of Pledged Shares except to the extent that such pledge would result in the pledge of more than 65% of the stock of a Non-U.S. Issuer, and (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all shares of stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor, unless such Subsidiary is a Non-U.S. Issuer, in which case, no more than 65% of such shares of stock shall be pledged hereunder;

     (c) promptly deliver to Secured Party all written notices received by it with respect to the Pledged Collateral; and

     (d) pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Pledged Collateral, except to the extent the validity thereof is being contested in good faith; PROVIDED that Pledgor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale of the Pledged Collateral under any judgment, writ or warrant of attachment entered or filed against Pledgor or any of the Pledged Collateral as a result of the failure to make such payment.

     SECTION 6. FURTHER ASSURANCES; PLEDGE AMENDMENTS.

     (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, Pledgor will: (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and
(ii) at Secured Party's reasonable request, appear in and defend any action or proceeding that may affect Pledgor's title to or Secured Party's security interest in all or any part of the Pledged Collateral.

     (b) Pledgor further agrees that it will, upon obtaining any additional shares of stock or other securities required to be pledged hereunder as provided in Section 5(b) or (c), promptly (and in any event within 30 days) deliver to Secured Party a Pledge Amendment, duly executed by Pledgor, in substantially the form of SCHEDULE II annexed hereto (a "PLEDGE AMENDMENT"), in respect of the additional Pledged Shares to be pledged pursuant to this Agreement. Pledgor hereby authorizes Secured Party to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares listed on any Pledge Amendment delivered to Secured Party shall for all purposes hereunder be considered Pledged Collateral; PROVIDED that the failure of Pledgor to execute a Pledge Amendment with respect to any additional Pledged Shares pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

     SECTION 7. VOTING RIGHTS; DIVIDENDS; ETC.

     (a) So long as no Event of Default shall have occurred and be continuing:

     (i) Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement in a manner which would not have a material adverse effect on the value of the Pledged Collateral or any part thereof. It is understood, however, that neither (A) the voting by Pledgor of any Pledged Shares for or Pledgor's consent to the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (B) Pledgor's consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 7(a)(i).

     (ii) Pledgor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends paid in respect of the Pledged Collateral; provided, HOWEVER, that any and all

     (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

     (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

     (C) cash paid, payable or otherwise distributed in exchange for any Pledged Collateral, shall be, and shall forthwith be delivered to Secured Party to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor and be forthwith delivered to Secured Party as Pledged Collateral in the same form as so received (with all necessary endorsements); and

     (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to Pledgor all such dividend payment orders and other instruments as Pledgor may from time to time reasonably request for the purpose of enabling Pledgor to receive the dividends payments which it is authorized to receive and retain pursuant to paragraph (ii) above.

     (b) Upon the occurrence and during the continuation of an Event of Default:

     (i) upon written notice from Secured Party to Pledgor, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

     (ii) all rights of Pledgor to receive the dividends which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends; and

     (iii) all dividends which are received by Pledgor contrary to the provisions of paragraph (ii) of this Section 7(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor and shall forthwith be paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

     (c) In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 7(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 7(a)(ii) or Section 7(b)(ii), (i) Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), Pledgor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence of an Event of Default and the continuance thereof and which proxy shall only terminate upon the payment in full of the Secured Obligations.

     SECTION 8. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including filing one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Pledged Collateral without the signature of Pledgor; PROVIDED, that unless an Event of Default has occurred and is continuing, Secured Party may not (i) receive, endorse and collect any instruments made payable to Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof; or (ii) file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Pledged Collateral.

     SECTION 9. SECURED PARTY MAY PERFORM. If Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgor under Section 14(b).

     SECTION 10. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Pledged Collateral, it being understood that Secured Party shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Collateral) to preserve rights against any parties with respect to any Pledged Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Pledged Collateral, or (d) initiating any action to protect the Pledged Collateral against the possibility of a decline in market value. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which Secured Party accords its own property consisting of negotiable securities.

     SECTION 11. REMEDIES.

     (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Pledged Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Pledged Collateral), and Secured Party may also in its sole discretion, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral. Secured Party or any Lender may be the purchaser of any or all of the Pledged Collateral at any such sale and Secured Party, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Pledged Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay all the Secured Obligations, Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

     (b) Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

     (c) If Secured Party determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, Pledgor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

     SECTION 12. APPLICATION OF PROCEEDS. All proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied as provided in subsection 2.4D of the Credit Agreement.

     SECTION 13. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Pledged Collateral and shall
(a) remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Pledgor. Upon any such termination Secured Party will, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Secured Party, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

SECTION 14. SECURED PARTY AS AGENT.

     (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Pledged Collateral), solely in accordance with this Agreement and the Credit Agreement; PROVIDED that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 11 in accordance with the instructions of the Requisite Lenders.

     (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 9.5 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

     SECTION 15. AMENDMENTS; ETC. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Pledgor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

     SECTION 16. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.8 of the Credit Agreement.

     SECTION 17. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 18. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     SECTION 19. GOVERNING LAW; TERMS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

     SECTION 20. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

     IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                          EXPRESS SCRIPTS, INC.



                                          By: __________________________
                                               Title:



                                          BANKERS TRUST COMPANY



                                          By: __________________________
                                               Title:

                                   SCHEDULE I


     Attached to and forming a part of the Pledge Agreement dated as of April 1, 1998 between Express Scripts, Inc., as Pledgor, and Bankers Trust Company, as Secured Party.
                                     Part A

                    Class of      Stock Certi-      Par          Number of
STOCK ISSUER         STOCK        FICATE NOS.      VALUE           SHARES

                                   SCHEDULE II


                                PLEDGE AMENDMENT


     This Pledge  Amendment,  dated __________,  ____, is delivered  pursuant to
Section 6(b) of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge Agreement dated April 1, 1998, between the undersigned and Bankers Trust Company as Secured Party (the "PLEDGE AGREEMENT," capitalized terms defined therein being used herein as therein defined), and that the Pledged Shares listed on this Pledge Amendment shall be deemed to be part of the Pledged Shares and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

                                    EXPRESS SCRIPTS, INC.



                                    By: ___________________________
                                         Title:


                   Class of   Stock Certi-       Par               Number of
STOCK ISSUER        STOCK      FICATE NOS.      VALUE               SHARES

                                  EXHIBIT XIII
                          [FORM OF SUBSIDIARY GUARANTY]
                               SUBSIDIARY GUARANTY


     This SUBSIDIARY GUARANTY is entered into as of April 1, 1998 by THE UNDERSIGNED (each a "GUARANTOR" and collectively, "GUARANTORS") in favor of and for the benefit of Bankers Trust Company as agent for and representative of (in such capacity herein called "GUARANTIED PARTY") the financial institutions party to the Credit Agreement ("LENDERS") referred to below, and, subject to subsection 3.12, for the benefit of the other Beneficiaries (as hereinafter defined).

                                    RECITALS

     A. Express Scripts, Inc., a Delaware corporation ("COMPANY"), has entered into that certain Credit Agreement dated as of April 1, 1998 with Guarantied Party and Lenders (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

     B. A portion of the proceeds of the Loans may be advanced to Guarantors and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

     C. It is a condition precedent to the making of the initial Loans under the
Credit  Agreement  that  Company's  obligations   thereunder  be  guarantied  by
Guarantors.

     D. Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

     NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder, Guarantors hereby agree as follows:

SECTION 1.  DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. As used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:

     "BENEFICIARIES" means Guarantied Party and Lenders.

     "GUARANTIED   OBLIGATIONS"  has  the  meaning  assigned  to  that  term  in subsection 2.1.

     "GUARANTY" means this Subsidiary Guaranty dated as of April 1, 1998, as it may be amended, supplemented or otherwise modified from time to time.

     "PAYMENT IN FULL", "PAID IN FULL" or any similar term means payment in full of the Guarantied Obligations, including all principal, interest, costs, fees and expenses (including reasonable legal fees and expenses) of Beneficiaries as required under the Loan Documents.

     1.2 INTERPRETATION.

     (a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Guaranty unless otherwise specifically provided.

     (b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Guaranty shall prevail.

SECTION 2.  THE GUARANTY

     2.1 GUARANTY OF THE GUARANTIED OBLIGATIONS. Subject to the provisions of subsection 2.2(a), Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment in full of all Guarantied Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under
Section  362(a)  of the  Bankruptcy  Code,  11  U.S.C.  ss.  362(a)).  The  term
"GUARANTIED OBLIGATIONS" is used herein in its most comprehensive sense and includes:

     (a) any and all Obligations of Company, in each case now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue the Obligations of Company or from time to time renew them after they have been satisfied and including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Guarantied Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding; and

     (b) those expenses set forth in subsection 2.9 hereof.

     2.2 LIMITATION ON AMOUNT GUARANTIED; CONTRIBUTION BY GUARANTORS. (a) Anything contained in this Guaranty to the contrary notwithstanding, if any
Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guaranty, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this subsection 2.2(a), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under subsection 2.2(b).

     (b) Guarantors under this Guaranty together desire to allocate among themselves in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty (a "FUNDING GUARANTOR") that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Guarantor's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "FAIR SHARE" means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Guarantors MULTIPLIED BY (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guarantied. "FAIR SHARE SHORTFALL" means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor. "ADJUSTED MAXIMUM AMOUNT" means, with respect to a Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty determined as of such date, in the case of any Guarantor, in accordance with subsection 2.2(a); PROVIDED that, solely for purposes of calculating the "Adjusted Maximum Amount" with respect to any Guarantor for purposes of this subsection 2.2(b), any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. "AGGREGATE PAYMENTS" means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including in respect of this subsection 2.2(b) MINUS (ii) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this subsection 2.2(b). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Guarantors of their obligations as set forth in this subsection 2.2(b) shall not be construed in any way to limit the liability of any Guarantor hereunder.

     2.3 PAYMENT BY GUARANTORS; APPLICATION OF PAYMENTS. Subject to the provisions of subsection 2.2(a), Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding) and all other Guarantied Obligations then owed to Beneficiaries as aforesaid. All such payments shall be applied promptly from time to time by Guarantied Party as provided in subsection 2.4D of the Credit Agreement.

     2.4 LIABILITY OF GUARANTORS ABSOLUTE. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

     (a)  This   Guaranty  is  a  guaranty  of  payment  when  due  and  not  of collectibility.

     (b) Guarantied Party may enforce this Guaranty upon the occurrence of an Event of Default under the Credit Agreement notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default.

     (c) The obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions.

     (d) Payment by any Guarantor of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if Guarantied Party is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guarantied Obligations.

     (e) Any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guarantied Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent with the Credit Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guarantied Obligations; and (vi) exercise any other rights available to it under the Loan Documents.

     (f) This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guarantied Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of the Credit Agreement or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guarantied
Obligations   to  the  payment  of   indebtedness   other  than  the  Guarantied
Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guarantied Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantied Obligations.

     2.5 WAIVERS BY GUARANTORS. Each Guarantor hereby waives, for the benefit of
Beneficiaries:

     (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever;

     (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations;

     (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

     (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guarantied Obligations, except behavior which amounts to bad faith;

     (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;

     (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in subsection 2.4 and any right to consent to any thereof; and

     (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

     2.6 GUARANTORS' RIGHTS OF SUBROGATION, CONTRIBUTION, ETC. Each Guarantor hereby waives, until the Guarantied Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and
(c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guarantied Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guarantied Obligations (including any such right of contribution under subsection 2.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

     2.7 SUBORDINATION OF OTHER OBLIGATIONS. Any indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the "OBLIGEE GUARANTOR") is hereby subordinated in right of payment to the Guarantied Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision of this Guaranty.

     2.8 EXPENSES. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Beneficiaries harmless against liability for, any and all costs and expenses (including fees and disbursements of counsel and allocated costs of internal counsel) incurred or expended by any Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty.

     2.9 CONTINUING GUARANTY. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

     2.10 RIGHTS CUMULATIVE. The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the other Loan Documents or any agreement between any Guarantor and any Beneficiary or Beneficiaries or between Company and any Beneficiary or Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     2.11 BANKRUPTCY; POST-PETITION INTEREST; REINSTATEMENT OF GUARANTY. (a) So long as any Guarantied Obligations remain outstanding, no Guarantor shall, without the prior written consent of Guarantied Party acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Company. The obligations of Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or by any defense which Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

     (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of Guarantors and Beneficiaries that the Guarantied Obligations which are guarantied by Guarantors pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guarantied Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Guarantied Party, or allow the claim of Guarantied Party in respect of, any such interest accruing after the date on which such proceeding is commenced.

     (c) In the event that all or any portion of the Guarantied Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

     2.12 NOTICE OF EVENTS. As soon as Guarantor obtains knowledge thereof, Guarantor shall give Guarantied Party written notice of any condition or event which has resulted in (a) a material adverse change in the financial condition of Guarantor or Company or (b) any Event of Default or Potential Event of Default.

     2.13 SET OFF. In addition to any other rights any Beneficiary may have under law or under this Guaranty, such Beneficiary is authorized at any time or from time to time while an Event of Default has occurred and is continuing, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to Guarantor and any other property of Guarantor held by any Beneficiary to or for the credit or the account of Guarantor against and on account of the Guarantied Obligations and liabilities of Guarantor to any Beneficiary under this Guaranty.

SECTION 3. MISCELLANEOUS

     3.1 SURVIVAL OF WARRANTIES. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents and any increase in the Commitments under the Credit Agreement.

     3.2 NOTICES. Any communications between Guarantied Party and any Guarantor and any notices or requests provided herein to be given may be given by mailing the same, postage prepaid, or by telex, facsimile transmission or cable to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate. Any notice, request or demand to or upon Guarantied Party or any Guarantor shall not be effective until received.

     3.3 SEVERABILITY. In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     3.4 AMENDMENTS AND WAIVERS. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, each Guarantor against whom enforcement of such amendment or modification is sought. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

     3.5 HEADINGS. Section and subsection headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

     3.6 APPLICABLE LAW; RULES OF CONSTRUCTION. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS AND BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Guaranty MUTATIS MUTANDIS.

     3.7 SUCCESSORS AND ASSIGNS. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns. No Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of all Lenders. Any Beneficiary may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon such Beneficiary shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

     3.8 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

     (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

     (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

     (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 3.2;

     (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

     (V) AGREES THAT BENEFICIARIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

     (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 3.8 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

     3.9 WAIVER OF TRIAL BY JURY. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH BENEFICIARY EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, each Beneficiary, each
(i) acknowledges that this waiver is a material inducement for such Guarantor and Beneficiaries to enter into a business relationship, that such Guarantor and Beneficiaries have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 3.9 AND EXECUTED BY GUARANTIED PARTY AND EACH GUARANTOR), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

     3.10 NO OTHER WRITING. This writing is intended by Guarantors and Beneficiaries as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

     3.11 FURTHER ASSURANCES. At any time or from time to time, upon the request of Guarantied Party, Guarantors shall execute and deliver such further documents and do such other acts and things as Guarantied Party may reasonably request in order to effect fully the purposes of this Guaranty.

     3.12 ADDITIONAL GUARANTORS. The initial Guarantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto, as additional Guarantors (each an "ADDITIONAL GUARANTOR"), by executing a counterpart of this Guaranty. Upon delivery of any such counterpart to Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Agent not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

     3.13 COUNTERPARTS; EFFECTIVENESS. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

     3.14 GUARANTIED PARTY AS AGENT.

     (a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; PROVIDED that Guarantied Party shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of Requisite Lenders.

     (b) Guarantied Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; removal of Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Guarantied Party under this Guaranty; and appointment of a successor Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Agent under subsection 9.5 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Guarantied Party under this Guaranty, and the retiring or removed Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring or removed Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring or removed Guarantied Party's resignation or removal hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

     IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

                                           [NAME OF GUARANTOR]

                                           By
                                           Title

                                           Address:



                                           [NAME OF GUARANTOR]

                                           By
                                           Title

                                           Address:

     IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of ______________, ____.

                                ----------------------------------------
                                   (Name of Additional Guarantor)

                                 By
                                      Title
                                      Address:

                                   EXHIBIT XIV
                      [FORM OF SUBSIDIARY PLEDGE AGREEMENT]
                           SUBSIDIARY PLEDGE AGREEMENT


     This SUBSIDIARY PLEDGE AGREEMENT (this "AGREEMENT") is dated as of April 1, 1998 and entered into by and between all Subsidiaries of the Company as signatories hereto (each as a "PLEDGOR" and collectively all "PLEDGORS") and Bankers Trust Company as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below.

                             PRELIMINARY STATEMENTS


     A. Each Pledgor is the legal and beneficial owner of the shares of stock (the "PLEDGED SHARES") described in Part A of SCHEDULE I annexed hereto and issued by the corporations named therein.

     B. Secured Party and Lenders have entered into a Credit Agreement dated as of April 1, 1998 (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT," the terms defined therein and not otherwise defined herein being used herein as therein defined) with Express Scripts, Inc., a Delaware corporation ("COMPANY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

     C. Pledgor has executed and delivered that certain Subsidiary Guaranty dated as of April 1, 1998 (as amended, supplemented or otherwise modified from time to time, the "GUARANTY") in favor of Secured Party for the benefit of Lenders pursuant to which Pledgor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement.

     D. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

     SECTION 1. PLEDGE OF SECURITY. Pledgor hereby pledges and assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of Pledgor's right, title and interest in and to the following (the "PLEDGED COLLATERAL"):

     (a) the Pledged Shares and the certificates representing the Pledged Shares and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

     (b) all additional shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any issuer of the Pledged Shares from time to time acquired by Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such additional shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, securities, warrants, options or other rights;

     (c) all shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, securities, warrants, options or other rights;

     (d) to the extent not covered by clauses (a) through (d) above, all proceeds of any or all of the foregoing Pledged Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Pledged Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Pledgor or Secured Party from time to time with respect to any of the Pledged Collateral.

     SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Pledged Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss.362(a)), of all obligations and liabilities of every nature of Pledgor now or hereafter existing under or arising out of or in connection with the Guaranty and all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Pledgor now or hereafter existing under this Agreement (all such obligations of Pledgor being the "SECURED OBLIGATIONS").

     SECTION 3. DELIVERY OF PLEDGED COLLATERAL. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by Pledgor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Upon the occurrence and during the continuation of an Event of Default (as defined in the Credit Agreement), Secured Party shall have the right, without notice to Pledgor, to transfer to or to register in the name of Secured Party or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 7(a); PROVIDED that, except in the case of a bankruptcy default or an acceleration of the Loan, no such transfer or registration shall be made without notice to Pledgor. In addition, Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

     SECTION 4. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants as follows:

     (a) DUE AUTHORIZATION, ETC. OF PLEDGED COLLATERAL. All of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     (b) DESCRIPTION OF PLEDGED COLLATERAL. The Pledged Shares constitute all of the issued and outstanding shares of stock of each issuer thereof organized under the laws of a state of the United States (each a "U.S. ISSUER") and 65% of the issued and outstanding shares of stock of each other issuer thereof (each a "NON-U.S. ISSUER"), and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares.

     (c) OWNERSHIP OF PLEDGED COLLATERAL. Pledgor is the legal, record and beneficial owner of the Pledged Collateral free and clear of any Lien except for the security interest created by this Agreement.

     SECTION 5. TRANSFERS AND OTHER LIENS; ADDITIONAL PLEDGED COLLATERAL; ETC. Pledgor shall:

     (a) not, except as expressly permitted by the Credit Agreement, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement, or (iii) permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; PROVIDED that in the event Pledgor makes an Asset Sale permitted by the Credit Agreement and the assets subject to such Asset Sale are Pledged Shares, Secured Party shall release the Pledged Shares that are the subject of such Asset Sale to Pledgor free and clear of the lien and security interest under this Agreement concurrently with the consummation of such Asset Sale; PROVIDED, FURTHER that, as a condition precedent to such release, Secured Party shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery to Secured Party of the Net Asset Sale Proceeds of such Asset Sale;

     (b) (i) cause each issuer of Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to Pledgor, (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of Pledged Shares except to the extent that such pledge would result in the pledge of more than 65% of the stock of a Non-U.S. Issuer, and (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all shares of stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor unless such subsidiary is a Non-U.S. Issuer, in which case no more than 65% of such shares of stock shall be pledged hereunder;

     (c) promptly deliver to Secured Party all written notices received by it with respect to the Pledged Collateral; and

     (d) pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Pledged Collateral, except to the extent the validity thereof is being contested in good faith; PROVIDED that Pledgor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale of the Pledged Collateral under any judgment, writ or warrant of attachment entered or filed against Pledgor or any of the Pledged Collateral as a result of the failure to make such payment.

     SECTION 6. FURTHER ASSURANCES; PLEDGE AMENDMENTS.

     (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, Pledgor will: (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and
(ii) at Secured Party's reasonable request, appear in and defend any action or proceeding that may affect Pledgor's title to or Secured Party's security interest in all or any part of the Pledged Collateral.

     (b) Pledgor further agrees that it will, upon obtaining any additional shares of stock or other securities required to be pledged hereunder as provided in Section 5(b) or (c), promptly (and in any event within 30 days) deliver to Secured Party a Pledge Amendment, duly executed by Pledgor, in substantially the form of SCHEDULE II annexed hereto (a "PLEDGE AMENDMENT"), in respect of the additional Pledged Shares to be pledged pursuant to this Agreement. Pledgor hereby authorizes Secured Party to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares listed on any Pledge Amendment delivered to Secured Party shall for all purposes hereunder be considered Pledged Collateral; PROVIDED that the failure of Pledgor to execute a Pledge Amendment with respect to any additional Pledged Shares pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

     SECTION 7. VOTING RIGHTS; DIVIDENDS; ETC.

     (a) So long as no Event of Default shall have occurred and be continuing:

     (i) Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement in a manner which would not have a material adverse effect on the value of the Pledged Collateral or any part thereof. It is understood, however, that neither (A) the voting by Pledgor of any Pledged Shares for or Pledgor's consent to the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (B) Pledgor's consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 7(a)(i).

     (ii) Pledgor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends paid in respect of the Pledged Collateral; provided, HOWEVER, that any and all

     (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

     (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

     (C) cash paid, payable or otherwise distributed in exchange for any Pledged Collateral, shall be, and shall forthwith be delivered to Secured Party to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor and be forthwith delivered to Secured Party as Pledged Collateral in the same form as so received (with all necessary endorsements); and

     (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to Pledgor all such dividend payment orders and other instruments as Pledgor may from time to time reasonably request for the purpose of enabling Pledgor to receive the dividends which it is authorized to receive and retain pursuant to paragraph (ii) above.

     (b) Upon the occurrence and during the continuation of an Event of Default:

     (i) upon written notice from Secured Party to Pledgor, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

     (ii) all rights of Pledgor to receive the dividends which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends; and

     (iii) all dividends which are received by Pledgor contrary to the provisions of paragraph (ii) of this Section 7(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor and shall forthwith be paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

     (c) In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 7(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 7(a)(ii) or Section 7(b)(ii), (i) Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), Pledgor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence of an Event of Default and during the continuance thereof and which proxy shall only terminate upon the payment in full of the Secured Obligations.

     SECTION 8. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including filing one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Pledged Collateral without the signature of Pledgor; PROVIDED, that unless an Event of Default has occurred and is continuing, Secured Party may not (i) receive, endorse and collect any instruments made payable to Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof; or (ii) file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Pledged Collateral.

     SECTION 9. SECURED PARTY MAY PERFORM. If Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgor under Section 14(b).

     SECTION 10. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Pledged Collateral, it being understood that Secured Party shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Collateral) to preserve rights against any parties with respect to any Pledged Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Pledged Collateral, or (d) initiating any action to protect the Pledged Collateral against the possibility of a decline in market value. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which Secured Party accords its own property consisting of negotiable securities.

     SECTION 11. REMEDIES.

     (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Pledged Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Pledged Collateral), and Secured Party may also in its sole discretion, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral. Secured Party or any Lender may be the purchaser of any or all of the Pledged Collateral at any such sale and Secured Party, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Pledged Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay all the Secured Obligations, Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

     (b) Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

     (c) If Secured Party determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, Pledgor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

     SECTION 12. APPLICATION OF PROCEEDS. All proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied as provided in subsection 2.4D of the Credit Agreement.

     SECTION 13. INDEMNITY AND EXPENSES.

     (a) Pledgor agrees to indemnify Secured Party and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's or such Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

     (b) Pledgor shall pay to Secured Party upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

     SECTION 14. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Pledged Collateral and shall
(a) remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Pledgor. Upon any such termination Secured Party will, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Secured Party, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

     SECTION 15. SECURED PARTY AS AGENT.

     (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Pledged Collateral), solely in accordance with this Agreement and the Credit Agreement; PROVIDED that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 11 in accordance with the instructions of Requisite Lenders.

     (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 9.5 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

     SECTION 16. AMENDMENTS; ETC. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Pledgor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

     SECTION 17. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

     SECTION 18. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 19. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 20. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     SECTION 21. GOVERNING LAW; TERMS; RULES OF CONSTRUCTION. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement MUTATIS MUTANDIS.

     SECTION 22. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, PLEDGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

     (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

     (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

     (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO PLEDGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 18;

     (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER PLEDGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

     (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

     (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 23 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

     SECTION 23. WAIVER OF JURY TRIAL. PLEDGOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Pledgor and Secured Party each acknowledge that this waiver is a material inducement for Pledgor and Secured Party to enter into a business relationship, that Pledgor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

     SECTION 24. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

     IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                          [NAME OF PLEDGOR]



                                           By: __________________________
                                               Title:

                                           Notice Address:  ___________________



                                           BANKERS TRUST COMPANY


                                           By: __________________________
                                                Title:

                                           Notice Address:  __________________

                                   SCHEDULE I

     Attached to and forming a part of the Pledge Agreement dated as of April 1, 1998 between _______________, as Pledgor, and Bankers Trust Company, as Secured Party.




                                     Part A

                       Class of   Stock Certi-        Par          Number of
STOCK ISSUER            STOCK     FICATE NOS.        VALUE           SHARES

                                   SCHEDULE II

                                PLEDGE AMENDMENT


     This Pledge Amendment, dated ____________,  199__, is delivered pursuant to
Section 6(b) of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge Agreement dated April 1, 1998, between the undersigned and Bankers Trust Company, as Secured Party (the "PLEDGE AGREEMENT," capitalized terms defined therein being used herein as therein defined), and that the Pledged Shares listed on this Pledge Amendment shall be deemed to be part of the Pledged Shares and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

                                [NAME OF PLEDGOR]

                                By: ___________________________
                                      Title:





                   Class of    Stock Certi-        Par            Number of
STOCK ISSUER        STOCK      FICATE NOS.        VALUE            SHARES

                                   EXHIBIT XV
                         [FORM OF SOLVENCY CERTIFICATE]


     This SOLVENCY CERTIFICATE (this "CERTIFICATE") is delivered in connection with the Credit Agreement dated as of April 1, 1998 (the "CREDIT AGREEMENT") among Express Scripts, Inc., a Delaware corporation (the "COMPANY"), the financial institutions party thereto ("LENDERS") and Bankers Trust Company, as administrative agent for Lenders ("AGENT"). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

     A. I am, and since January 5, 1998, have been, the duly qualified and acting chief financial officer of the Company. In such capacity I am the senior financial officer of the Company and I have participated actively in the management of the financial affairs of the Company and am familiar with its financial statements. I have, together with other officers of Company, acted on behalf of Company in connection with the negotiation of the Credit Agreement and I am familiar with the terms and conditions thereof.

     B. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for Company for the purpose of discussing the meaning of its contents.

     C. In connection with preparing for the consummation of the transactions and financing contemplated by the Credit Agreement (the "PROPOSED TRANSACTIONS"), I have participated in the preparation of, and I have reviewed, pro forma projections of net income for Company and its Subsidiaries for the fiscal years of Company ending December 31, 1998 through December 31, 2002, inclusive (the "PROJECTED FINANCIAL STATEMENTS"). The Projected Financial Statements, attached hereto as EXHIBIT A, give effect to the consummation of the Proposed Transactions and assume that the debt obligations of Company will be paid from the cash flow generated by the operations of Company and other cash resources. The Projected Financial Statements were prepared on the basis of information available at December 31, 1997. I know of no facts that have occurred since such date that would lead me to believe that the Projected Financial Statements are inaccurate in any material respect. The Projected Financial Statements do not reflect any potential material, adverse changes in general business conditions, or any potential changes in income tax laws.

     D. I have also participated in the preparation of, and I have reviewed, the estimated pro forma summary balance sheet of Company and its Subsidiaries (the "ESTIMATED PRO FORMA BALANCE SHEET") as of March 31, 1998, giving effect to the Proposed Transactions. The Estimated Pro Forma Balance Sheet is attached hereto as EXHIBIT B.

     E.  In  connection  with  the   preparation  of  the  Projected   Financial
Statements, I have made such investigations and inquiries as I have deemed necessary and prudent therefor and, specifically, have relied on historical information with respect to revenues, expenses and other relevant items supplied by the supervisory personnel of Company directly responsible for the various operations involved. The material assumptions upon which the Projected Financial Statements are based are stated therein. Although any assumptions and any projections by necessity involve uncertainties and approximations, I believe, based on my discussions with other members of management, that the assumptions on which the Project Financial Statements are based are reasonable. Based thereon, I believe that the projections for Company, taken as a whole, reflected in the Projected Financial Statements provide reasonable estimations of future performance, subject, as stated above, to the uncertainties and approximations inherent in any projections. I do not, however, represent that the future performance of the Company will in fact equal or exceed that shown in the Projected Financial Statements.

     F. Based on the foregoing I have reached the following conclusions:

     1. The Company is not now, nor will the incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions render the Company "insolvent", defined as having a present fair value of assets which is less than the amount that will be required to pay the probable liability on existing debts and those obligations incurred upon consummation of the Proposed Transactions, as they become absolute and matured or the incurrence of debts and other obligations the effect of which would be to leave the Company with unreasonably small capital with which to engage in its businesses. "Debts" is defined as including any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

     2. By the incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions, Company will not incur debts beyond its ability to pay as such debts mature. This conclusion is based in part on the Projected Financial Statements, which demonstrate that Company will have positive cash flow after paying all of its scheduled anticipated indebtedness (including scheduled payments under the Credit Agreement, the other obligations contemplated by the Proposed Transactions and other permitted indebtedness). I have concluded that the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt and short-term and long-term debt service as such debts mature, and that the cash flow (including earnings plus non-cash charges to earnings) will be sufficient to provide cash necessary to repay the Loans and other Obligations under the Credit Agreement, the other obligations contemplated by the Proposed Transactions and other long-term indebtedness as such debt matures.

     3. The incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions will not leave Company with property remaining in its hands constituting "unreasonably small capital." In reaching this conclusion I understand that "unreasonably small capital" depends upon the nature of the particular business or businesses conducted or to be conducted and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of the Projected Financial Statements and available credit capacity.

     4. The Company has not executed the Credit Agreement or any documents mentioned therein, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

     5. The conclusions expressed above reflect my current best judgment regarding the matters stated. Such conclusions shall not, however, be deemed to constitute representations or warranties that such matters are, or will be, true in fact.

     I understand that Agent and Lenders are relying on the truth and accuracy of the foregoing in connection with the extension of credit to Company pursuant to the Credit Agreement.

     I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate this _____ day of April, 1998.

                       EXPRESS SCRIPTS, INC.

                       By: _______________________________
                                      Name:
                             Chief Financial Officer

                                  SCHEDULE 2.01


LENDER                     TERM LOAN           REVOLVING LOAN      PERCENTAGE OF
                           COMMITMENT             COMMITMENT            TOTAL
--------------------------------------------------------------------------------
ABN AMRO                  $ 12,272,727.27      $ 2,727,272.73    .03409090909091

Bankers Trust Company     $ 29,454,545.45      $ 6,545,454.55    .08181818181818

Banque National Paris     $ 12,272,727.27      $ 2,727,272.73    .03409090909091

Banque Paribas            $ 12,272,727.27      $ 2,727,272.73    .03409090909091

Bayer Verein              $ 23,727,272.73      $ 5,272,727.27    .06590909090909

City National Bank        $ 12,272,727.27      $ 2,727,272.73    .03409090909091

Credit Agricole Indosuez  $ 23,727,272.73      $ 5,272,727.27    .06590909090909

Fleet National Bank       $ 12,272,727.27      $ 2,727,272.73    .03409090909091

FNB Chicago               $ 24,545,454.56      $ 5,454,545.45    .06818181818182

Fuji Bank                 $ 23,727,272.73      $ 5,272,727.27    .06590909090909

LTCB Japan, Ltd.          $ 12,272,727.27      $ 2,727,272.73    .03409090909091

Mellon Bank               $ 12,272,727.27      $ 2,727,272.73    .03409090909091

Mercantile Bank           $ 29,454,545.45      $ 6,545,454.55    .08181818181818

NationsBank               $ 23,727,272.73      $ 5,272,727.27    .06590909090909

PNC Bank, National Bank   $ 12,272,727.27      $ 2,727,272.73    .03409090909091

Rabobank                  $ 23,727,272.73      $ 5,272,727.27    .06590909090909

Royal Bank of Scotland    $ 12,272,727.27      $ 2,727,272.73    .03409090909091

Sumitomo Bank, Ltd.       $ 23,727,272.73      $ 5,272,727.27    .06590909090909

Union Bank of California,
N.A.                      $ 23,727,272.73      $ 5,272,727.27    .06590909090909
================================================================================
            TOTAL         $ 360,000,000.00     $80,000,000.00   1.0


                                  SCHEDULE 5.1

                                  SUBSIDIARIES


                                  JURISDICTION OF
    NAME                           INCORPORATION     OWNERSHIP INTEREST
_______________________________________________________________________________

IVTx, Inc.                           Delaware          ESI - 100%

IVTx of Dallas, Inc.                 Texas             ESI - 100%

IVTx of Houston, Inc.                Texas             ESI - 100%

PhyNet, Inc.                         Delaware          ESI - 100%

Express Scripts Vision
Corporation                          Delaware          ESI - 100%

ESI Canada Holdings, Inc.            New Brunswick     ESI - 100%

ESI Canada, Inc.                     New Brunswick     ESI Canada
                                                       Holdings, Inc. - 100%

Value Health, Inc. ("VHI")           Delaware          ESI - 100%

Managed Prescription
Network, Inc.                        Delaware          ESI - 100%

Great Plains Reinsurance
Company                              Arizona           ESI - 100%

Practice Patterns Science, Inc.      Delaware          ESI - 80%
                                                       (fully-diluted basis)

Cost Containment Corporation
of America                           Pennsylvania      VHI - 100%

ValueRx, Inc. ("VRx")                Delaware          VHI - 100%

Prescription Drug Service
West, Inc.                           Arizona           VHI - 100%

ValueRx of Iowa, Inc.                Illinois          VHI - 100%

RxNet, Inc. of California            California        VHI - 100%

Prescription Drug Service, Inc.      New York          VHI - 100%

Diagnostek, Inc. ("DI")              Delaware          VHI - 100%

Medintell Systems Corporation        Minnesota         VHI - 100%

ValueRx Pharmacy Program,
Inc. ("Program")                     Michigan          VRx - 100%

ValueRx of Michigan, Inc.            Michigan          VRx - 100%

Diagnostek Pharmacy Services,
 Inc. ("DPS")                        Delaware          DI - 100%

Diagnostek Pharmacy, Inc.            Delaware          DI - 100%

Denali Associates, Inc.              Ohio              Program - 100%

ValueRx Northeast, Inc.              Delaware          Program - 100%

MedCounter, Inc.                     Minnesota         Program - 100%

Health Care Services, Inc.           Pennsylvania      DPS - 100%

Diagnostek of Springfield, Inc.      Pennsylvania      DPS - 100%

IPH, Inc.                            Delaware          DPS - 100%

MHI, Inc.                            Nevada            IPH, Inc. - 100%


                                  SCHEDULE 5.8
                               MATERIAL CONTRACTS

     1.  Stock  Purchase   Agreement  by  and  among   Columbia/HCA   Healthcare
Corporation, VH Holdings, Inc., Galen Holdings, Inc. and Company, dated as of February 19, 1998 (the "Stock Purchase Agreement").

     2. Stock Agreement (Initial Shares) entered into as of December 31, 1995, between Company and American Healthcare Purchasing Partners, L.P.

     3. Stock Agreement (Membership Shares) entered into as of December 31, 1995, between Company and American Healthcare Purchasing Partners, L.P.

     4. Amended and Restated Agreement entered into as of March 29, 1995, between Company and Sanus Corp. Health Systems.

     5. Amended and Restated Managed Prescription Drug Program Agreements entered into as of March 29, 1995, between Company and each of the following parties: Health Plus, Inc., Sanus Health Plan of New Jersey, Inc., Sanus Texas Health Plan, Inc., Sanus/New York Life Health Plan, Inc., Sanus Health Plan of Illinois, Inc. and Sanus Health Plan of Greater New York, Inc.

     6. Managed Prescription Drug Program Agreement dated as of May 1, 1996 by and between Company and NYLCare Health Plans of Maine, Inc.

     7. Managed Prescription Drug Program Agreement dated as of December 31, 1995 by and between Company and WellPath Community Health Plan, Inc.

     8. Amended and Restated Vision Program Sponsor Agreements entered into as of March 29, 1995, between Company and each of the following parties: Health Plus, Inc., Sanus Health Plan of New Jersey, Inc., Sanus Texas Health Plan, Inc., Sanus/New York Life Health Plan, Inc., Sanus Health Plan of Illinois, Inc. and Sanus Health Plan of Greater New York, Inc.

     9. Amended and Restated Infusion Therapy Agreements entered into as of March 29, 1995, between Company and each of the following parties: Health Plus, Inc., Sanus Texas Health Plan, Inc., Sanus/New York Life Health Plan, Inc., and Sanus Health Plan of Illinois, Inc.

     10. Infusion Therapy Agreements entered into as of March 29, 1995, between Company and each of the following parties: Sanus Health Plan of New Jersey, Inc. and Sanus Health Plan of Greater New York, Inc.

     11. First Amendment to Vision Program Sponsor Agreement entered into as of September 1, 1995, between Company and Sanus Health Plan of New Jersey, Inc.

     12. First Amendment to the Amended and Restated Vision Program Sponsor agreement entered into as of November 1, 1995, between Company and Sanus Texas Health Plan, Inc.

     13. Agreement dated January 1, 1989, as amended May 31, 1989, and January 1, 1991, between Company and New York Life Insurance Company.

     14. Third Amendment dated as of July 30, 1993, to the Agreement dated as of January 1, 1989, by and between Company and New York Life Insurance Company.

     15. Amended and Restated Managed Prescription Drug Program Agreement entered into as of September 1, 1995, between Company and New York Life Insurance Company.

     16. First Amendment to Amended and Restated Managed Prescription Drug Program Agreement and Consent to Assignment dated as of January 1, 1997, by and between Company, New York Life Insurance Company and NYLCare Health Plans, Inc.

     17. Quota-Share Reinsurance Agreement executed as of August 15, 1994, between New York Life Insurance Company and Great Plains Reinsurance Company.

     18. Amendment No. 1 to Quota-Share Reinsurance Agreement dated as of September 13, 1994, between New York Life Insurance Company and Great Plains Reinsurance Company.

     19. Joint Research Agreement dated June 28, 1994, by and between Company, Sanus Corp. Health Systems and Schering Corporation.

     20. Amendment Number Four to the Home Infusion Therapy Services Agreement made and entered into as of November 15, 1993, by and between IVTx of Houston, Inc. and Sanus Preferred Physicians, Inc.

     21. Letter Agreement dated April 1, 1992, between IVTx of Houston, Inc. and Sanus Preferred Physicians, Inc.

     22. Affiliate Provider Participation Agreement dated April 1, 1992, as amended November 25, 1992, between IVTx of Dallas, Inc. and Sanus Preferred Physicians, Inc.

     23. Amendment Two to the Sanus Preferred Physicians, Inc. Home Infusion Therapy Services Agreement entered into as of May 1, 1993, between IVTx of Dallas, Inc. and Sanus Preferred Physicians, Inc.

     24. Amendment Three to the Home Infusion Therapy Services Agreement entered into as of June 1, 1993, between IVTx of Dallas, Inc. and Sanus Preferred Physicians, Inc.

     25. Amendment Four to the Home Infusion Therapy Services Agreement entered into as of July 1, 1993, by and between IVTx of Dallas, Inc. and Sanus Preferred Physicians, Inc.

     26. Home Infusion Therapy Services Agreement dated May 1, 1991, between Sanus/Passport Preferred Services, Inc. and Company.

     27. Amendment One to the Home Infusion Therapy Services Agreement entered into as of July 1, 1993, by and between Company and Sanus/Passport Preferred Services, Inc.

     28. Amendment Two to the Home Infusion Therapy Services Agreement entered into as of July 1, 1993, by and between Company and Sanus/Passport Preferred Services, Inc.

     29. Amendment Four to the Home Infusion Therapy Services Agreement entered into as of July 1, 1993, by and between Company and Sanus/Passport Preferred Services, Inc.

     30. Agreement dated May 7, 1992, between Company and New York Life Insurance Company.

     31. Affiliate Provider Participation Agreement dated September 1, 1991, between IVTx, Inc. and Sanus Preferred Physicians, Inc.

     32. Amendment dated January 1993, to the Affiliate Provider Participation Agreement dated September 1, 1991, between IVTx and Sanus Preferred Physicians, Inc.

     33. Amendment Three to the Sanus Preferred Physicians, Inc. Home Infusion Therapy Services Agreement entered into as of May 1, 1993, between IVTx of Dallas, Inc. and Sanus Preferred Physicians, Inc.

     34. Lease Agreement dated March 3, 1992, between Riverport, Inc. and Douglas Development Company--Irvine Partnership in commendam and Company.

     35. First Amendment to Lease dated as of December 29, 1992, between Sverdrup/MDRC Joint Venture and Company.

     36.  Second  Amendment  to  Lease  dated  as  of  May  28,  1993,   between
Sverdrup/MDRC Joint Venture and Company.

     37. Third Amendment to Lease entered into as of October 15, 1993, by and between Sverdrup/MDRC Joint Venture and Company.

     38. Fourth Amendment to Lease dated as of March 24, 1994, by and between Sverdrup/MDRC Joint Venture and Company.

     39. Fifth Amendment to Lease made and entered into June 30, 1994, between Sverdrup/MDRC Joint Venture and Company.

     40. Sixth Amendment to Lease made and entered into January 31, 1995, between Sverdrup/MDRC Joint Venture and Company.

     41. Single-Tenant Lease-Net entered into as of June 30, 1993, between James
M. Chamberlain, Trustee of Chamberlain Family Trust dated September 21, 1979, and Company.

     42. First Amendment to Single-Tenant Lease-Net entered into as of November 12, 1993, by and between James M. Chamberlain, Trustee of Chamberlain Family Trust, and Company.

     43. Earth City Industrial Office/Warehouse Lease Agreement dated as of August 19, 1996, by and between Company and Louis Siegfri.

     44. Revolving Loan Agreement dated as of May 21, 1993, between Mercantile Bank of St. Louis N. A. and Company.

     45. Amendment to Revolving Loan Agreement made as of May 31, 1994, between Company and Mercantile Bank of St. Louis N.A.

     46. Second Amendment to Revolving Loan Agreement made as of May 30, 1995, between Company and Mercantile Bank of St. Louis N.A.

     47. Third Amendment to Revolving Loan Agreement made as of May 29, 1996, by and between Company and Mercantile Bank of St. Louis Nation.

     48. Fourth Amendment to Revolving Loan Agreement made as of May 29, 1997, by and between Company and Mercantile Bank National Association, formerly known as Mercantile Bank of St. Louis National Association.

     49. Employment  Agreement dated April 30, 1992, between Company and Barrett
A. Toan.

     50. Letter Agreement amending Employment Agreement dated February 28, 1996, from Company to Barrett A. Toan.

     51. Form of Severance Agreement dated as of January 27, 1998, between Company and each of the following individuals: Stuart L. Bascomb, Thomas M. Boudreau, Robert W. Davis, Linda L. Logsdon, David A. Lowenberg, and George Paz.

     52. Agreement for License of Software Products and Maintenance Services dated December 18, 1992 between Company and ComCoTec, Inc. 53. Software Schedule Agreement dated August 15, 1990 between Company and General Computer Corporation. 54. Data Management Services Agreement dated December 19, 1996 between ValueRx Pharmacy Programs, Inc. and Astra USA, Inc.

     55. Agreement between Health Care Services, inc. (Pharmacists) and Service Employees International, Local No. 36, March 1, 1995 to February 28, 1998 and related trust agreements of the SEIU Local 36 Health and Welfare Plan and the Local 36 pension fund. Negotiations with the union representing pharmacists and pharmacist technicians relating to the renewal or extension of this agreement are underway.

     56. Agreement between Health Care Services, Inc. (Pharmacy Technicians, Production Clerks and Data Entry Employees) and Service Employees International Union, Local No. 36, March 1, 1995 to February 28, 1998 and related trust agreements of the SEIU Local 36 Health and Welfare Plan and the Local 36 pension fund.

     57. Agreement between ValueRx Pharmacy Program, Inc. and United Food and Commercial Workers Union, Local No. 1564, July 2, 1996 to July 1, 1999.

     58. Agreement between Health Care Services, Inc. and United Food and Commercial Workers Union, Local No. 1564, October 1, 1997 to September 30, 2000, and related participation agreement between ValueRx PPI and the Trustees of the New Mexico UFCW Unions and Employers Health and Welfare Trust.

     59. Agreement between ValueRx Pharmacy Program, Inc. and United Automobile, Aerospace and Agricultural Implement Workers of America, Local No. 600, December 16, 1995 to December 15, 1998.

     60. Agreement between ValueRx Pharmacy Program, Inc. (Pharmacists) and United Food and Commercial Workers Union Local 1564 effective September 1, 1997 and related participation agreement with the New Mexico UFCW Unions and Employers Health and Welfare Trust.

     61.  Maintenance  Service  Agreement  between  ValueRx,  Inc.  and  Pyramid
Technology   Corporation   (Agreement  No.  MYA-95-007  dated,  at  the  bottom,
10/01/94).

     62. Product Services Agreement between ValueRx and Tandem Computers Incorporated (dated, at the bottom, 11/14/95).

     63. Information Technology Services Agreement dated November 15, 1996 between ValueRx, Inc. and Perot Systems Corporation.

     64. Network MCE One Special Customer Arrangement between ValueRx, Inc. and MCI Telecommunications Corporation.

     65. System Purchase and/or Maintenance Agreement between ValueRx, Inc. and Health Business Systems, Inc.

     66. The Americas Standard Support Agreement with Informix Software, Inc. (dated, at the bottom, 07/08/93).

     67. Addendum to Lawson Software Non-Exclusive License Agreement between ValueRx Pharmacy, Inc. and Lawson Software dated August 30, 1996.

     68. Service Agreement between ValueRx and Digital Equipment Corp dated 04/01/97 (AdminCC: 774; 2140/198).

     69. End-User License Agreement between Health Care Services and Transcomm Data Systems Incorporated, dated October 17, 1986.

                                  SCHEDULE 7.1
                                  INDEBTEDNESS

     1. Agreement for Loan of Minnesota Investment Fund dated December 5, 1997 by and between the City of Plymouth and ValueRx Pharmacy Program, Inc. in the original principal amount of $500,000.

                                  SCHEDULE 7.2
                                 PERMITTED LIENS

     1.  UCC Liens:

         ENTITY                   FILING INFO              SECURED PARTY             COLLATERAL

Express Scripts, Inc.         AZ Sec/State        Leasetec Corporation               Leased Equipment
                              #866921             Leasetec Systems Credit Div.
                              2/20/96             75 Second Avenue
                                                  Needham Heights, MA  02194

                              MO Sec/State        Mirex Corporation                  Leased Equipment
                              #2271993            5317 Mirex Drive
                              6/4/93              St. Louis, MO  63119

                              MO Sec/State        Pitney Bowes Credit Corp.          Leased Equipment
                              #2331596            201 Merritt Seven
                              11/15/93            Norwalk, CT  06856

                              MO Sec/State        Mirex Corporation                  Leased Equipment
                              #2362339            5317 Mirex Drive
                                                  St. Louis, MO  63119

                              MO Sec/State        Mirex Corporation                  Leased Equipment
                              #2362340            5317 Mirex Drive
                              1/31/94             St. Louis, MO  63119

                              MO Sec/State        Mirex Corporation                  Leased Equipment
                              #2362346            5317 Mirex Drive
                              1/31/94             St. Louis, MO  63119

                              MO Sec/State        Eaton Financial Corporation        Leased Equipment
                              #2442806            550 Cochituate Road
                              8/17/94             P. O. Box 9104
                                                  Farmingham, MA  01701

                              MO Sec/State        Leasetec Systems Credit Corp.      Leased Equipment
                              #2443462            75 Second Avenue, 2nd Floor
                              8/18/94             Needham Heights, MA  02194

                              MO Sec/State        Mirex Corporation                  Leased Equipment
                              #2473657            5317 Mirex Drive
                              11/14/94            St. Louis, MO  63119

                              MO Sec/State        Mirex Corporation                  Leased Equipment
                              #2547441            5317 Mirex Drive
                              6/2/95              St. Louis, MO  63119

                              MO Sec/State        Leasetec Systems Credit Corp.      Leased Equipment
                              #2557875            75 Second Avenue, 2nd Floor
                              7/5/95              Needham Heights, MA  02194

                              MO Sec/State        Sumner Group, Inc.                 Leased Equipment
                              #2575363            P. O. Box 2222
                              8/24/95             2121 Hampton
                                                  St. Louis, MO  63139

                              MO Sec/State        Leasetec Corporation               Leased Equipment
                              #2604282            Leasetec Systems Credit Corp.
                              11/17/95            75 Second Avenue
                                                  Needham Heights, MA  02194

                              MO Sec/State        Mirex Corporation                  Leased Equipment
                              #2615820            5317 Mirex Drive
                              12/28/95            St. Louis, MO  63119

                              MO Sec/State        Mirex Corporation                  Leased Equipment
                              #2622429            5317 Mirex Drive
                              1/16/96             St. Louis, MO  63119

                              MO Sec/State        Leasetec Corporation               Leased Equipment
                              #2629519            Leasetec Systems Credit Div.
                              2/5/96              75 Second Avenue
                                                  Needham Heights, MA  02194

                              MO Sec/State        Inter-Tel Leasing, Inc.            Leased Equipment, all
                              #2645904            6955 Portwest Drive, Suite 109     proceeds.
                              3/22/96             Houston, Texas  77024

                              MO Sec/State        Leasetec Corporation               Leased Equipment, all proceeds
                              #2692938            Leasetec Systems Credit Div.
                              8/6/96              75 Second Avenue
                                                  Needham Heights, MA  02194

                              MO Sec/State        Leasetec Corporation               Leased Equipment, all proceeds
                              #2717830            Leasetec Systems Credit Div.
                              10/21/96            75 Second Avenue
                                                  Needham Heights, MA  02194

                              MO Sec/State        Pitney Bowes Credit Corp.          Leased Equipment, all proceeds
                              #2840201            27 Waterview Drive
                              10/14/97            Shelton, CT  06484-4361

                              MO Sec/State        Advance Acceptance Corp.           Leased Equipment
                              #2859304            13755 First Avenue North
                              12/8/97             Plymouth, MN  55441

Denali Associates, Inc.       OH Sec/State        GE Capital                         Leased Business Machinery,
                              #AL61761            P. O. Box 601                      Equipment, Proceeds
                              2/7/95              Moberly, MO  65270

Diagnostek, Inc.              NM Sec/State        Finova Capital Corporation         Leased Computer Equipment
                              #950403086          (Assignee of  Avnet Computer,
                              4/3/95                 a Division of Avnet, Inc.)
                                                  95N Route 17 South
                                                  Paramus, NJ  07653

                              NM Sec/State        Finova Capital Corporation         Leased Computer Equipment
                              #950612023          (Assignee of  Avnet Computer,
                              6/12/95                a Division of Avnet, Inc.)
                                                  95N Route 17 South
                                                  Paramus, NJ  07653

                              NM Sec/State        Newcourt Credit Group, Inc.        Computer Equipment and
                              #941004043          (Assignee of Tandem Computers      Proceeds
                              10/4/94                Credit Corporation)
                                                  10435 N. Tantau Ave.
                                                  Cupertino, CA  95014

                              NM Sec/State        Newcourt Credit Group, Inc.        Computer Equipment and
                              #950622030          (Assignee of Tandem                Proceeds
                              6/22/95                Computers Credit
                                                     Corporation)
                                                  Ten Almaden Blvd., Suite 500
                                                  San Jose, 95113

Health Care Services, Inc.    FL Sec/State        Ecolab Incorporated                Dishmachine
                              #970000266442       370 Wabasha St. N.
                              11/26/97            St. Paul, MN  55102

ValueRx Pharmacy Program,     MI Sec/State        G/S Leasing, Inc.                  Leased Computer Equipment
Inc.                          #C996608            3290 W. Big Beaver, Suite 200
                              7/27/95             Troy, MI  48084

                              NM Sec/State        ATT Corp.                          Communications Equipment
                              #960708074          1001 Menaul NE
                              7/8/96              Albuquerque, NM  87107

Rx-Net, Inc. of California    CA Sec/State        Vanguard Financial Service         Leased Business Machinery/
                              #9607561090            Corp.                           Equipment
                              3/13/96             1110 N. Main Street
                                                  Lombard, IL  60148

                              CA Sec/State        AT T Credit Corp.                  Leased Communications
                              #93119181           2 Gatehall Drive                   Equipment, including Proceeds
                              6/17/93             Parsippany, NJ


                              CA Sec/State        Bankers Leasing Association        Computer Equipment
                              #94127384              Inc.
                              6/23/94             4201 Lake Cook Road
                                                  Northbrook, Illinois

                              CA Sec/State        Bankers Leasing Association        Fixtures and Proceeds,
                              #94127385              Inc.                            Equipment and Proceeds,
                              6/23/94             4201 Lake Cook Road                Assets and Proceeds, Accounts
                                                  Northbrook, Illinois               Receivable and Proceeds,
                                                                                     Contract Rights and Proceeds,
                                                                                     General Intangibles and
                                                                                     Proceeds

                              CA Sec/State        Data General Corp.                 Leased Computer Equipment
                              #94120545           4400 Computer Drive
                              6/14/94             Westboro, MA

                              CA Sec/State        Data General Corp.                 Leased Equipment and
                              #93118068           4400 Computer Drive                Proceeds, Computer Equipment
                              6/16/93             Westboro, MA                       and Proceeds

                                                  US Leasing International Inc.
                                                  73 Front Street
                                                  San Francisco, CA

                              CA Sec/State        Data General Corp.                 Leased Computer Equipment
                              93124726            4400 Computer Drive
                              6/23/93             Westboro, MA

                              MO Sec/State        Bank of Alton
                              #23413900A          (Assignee of Richlund
                              12/19/93               Associates, Inc.)
                                                  1520 Washington Avenue
                                                  Alton, IL  62002

                              CA Sec/State        Center Capital Corp.               Leased Computer Equipment
                              #9617760803         43 E. Main Street
                              6/25/96             Meriden, CT  06450

                              CA Sec/State        Center Capital Corporation         Leased Computer Equipment and
                              #950690346          20 Tower LN                        Proceeds
                              3/7/95              Avon, CT  06001

                              CA Sec/State        Data General Corporation           Leased Computer Equipment and
                              #9614260671         4400 Computer Drive                Proceeds
                              5/21/96             Westboro, MA  01580

                              CA Sec/State        Data General Corporation           Leased Computer Equipment
                              #9627561019         4400 Computer Drive
                              10/1/96             Westboro, MA  01580


Managed Prescription          OH Sec/State        Copelco Leasing Corp.              Unspecified and Products
Network, Inc.                 #AK98221            1700 Suckle Plaza
                              5/9/94              Pennsauken, NJ  08110

                              PA Sec/State        Copelco Leasing Corp.
                              #23110303           1700 Suckle Plaza
                              5/10/94             Pennsauken, NJ  08110

                              PA Sec/State        Copelco Leasing Corporation        Leased Fixtures and Products,
                              #23131279           1700 Suckle Plaza                  Leased Computer Equipment and
                              5/17/94             Pennsauken, NJ  08110              Products, Leased Equipment
                                                                                     and Products

IVTx of Dallas, Inc.          TX Sec/State        Orix Credit Alliance               All goods, chattels,
                              #93-000780031       9400 SW Barnes Road #200           machinery, equipment,
                              4/22/93             Portland, Oregon  97225-6655       inventory, accounts, chattel
                                                                                     paper, notes, contract
                                                                                     rights, receivables, account
                                                                                     receivables, general
                                                                                     intangibles, furniture,
                                                                                     fixtures and any property,
                                                                                     all proceeds

ESI Canada, Inc.              Province of Ontario Toronto Dominion Leasing Ltd.      Inventory, Equipment,
                              #810640593          The Toronto Dominion Bank          Accounts, Other.
                              11/17/94            470 Don Mills Road
                                                  Don Mills, Ontario  M3B 2X9

                              Province of Ontario Gardner Investments Inc.           Inventory, Equipment,
                              #066696174             in Trust                        Accounts, Other.
                              11/12/93            2089 Oxford Avenue
                                                  Oakville, Ontario  L6H 4K8


     2. California Employment Development Department tax lien in the amount of $8,622.88 (includes penalty and interest through 9/10/97) against RxNet, Inc. of California, #9726760498 filed with the California Secretary of State on September 22, 1997.

     3. Security Agreement dated December 5, 1997 between ValueRx Pharmacy Program, Inc. and the City of Plymouth securing the Agreement for Loan of Minnesota Investment Fund in the original principal amount of $500,000.

                                  SCHEDULE 7.3
                                   INVESTMENTS

                                      NONE

                                  SCHEDULE 7.4
                             CONTINGENT OBLIGATIONS


     1. Guaranty by Borrower of Lease for IVTx of Dallas, Inc. dated October 14, 1997.

     2. Continuing Lease Guaranty dated March 12, 1993 of Lease between PPBC, Ltd. and IVTX of Houston, Inc.

     3. Value Health, Inc. has entered into the following guaranty agreements with respect to obligations of Excluded Subsidiaries (as such term is defined in that certain Stock Purchase Agreement by and among Columbia/HCA HealthCare Corporation, VH Holdings, Inc., Galen Holdings, Inc. and Company (the "Stock Purchase Agreement")):

     A. Guaranty under the Alliance Agreement dated August 28, 1996 by and between Value Behavioral Health, Inc. and The Prudential Insurance Company of America.

     B. Guaranty dated July 1, 1996 by Value Health, Inc. for Contract dated as of July 1, 1996 between The Commonwealth of Massachusetts, Division of Medical Assistance and the Massachusetts Behavioral Health Partnership.

     C. Guaranty of Lease dated February 4, 1997 by Value Health, Inc. for Standard Office Lease between Arden Realty Limited Partnership and Value Oncology Sciences, Inc.

     D. Guaranty of Lease, dated February 16, 1993, between Connecticut General Life Insurance Company and Value Behavioral Health, Inc. (as successor in interest to American PsychManagement, Inc.), as amended.

     E. Guarantee of Lease dated February 28, 1996 by Value Health, Inc. for the benefit of John Hancock Mutual Life Insurance Company, relating to that certain Standard Office Lease (Catalina Landing) by and between John Hancock Mutual Life Insurance Company and Value Behavioral Health of California, Inc. dated February 28, 1996.

     F. Guaranty dated April 2, 1993 by Value Health, Inc. in favor of Marina Airport Buildings, Ltd., relating to that certain Lease by and between Marina Airport Buildings, Ltd. and American PsychManagement of California, Inc. dated April 2, 1993.

     G. Guaranty dated May 18, 1994 by Value Health, Inc. in favor of Allied Phase One Venture, relating to that certain Lease dated March 21, 1994 by and between Value Behavioral Health, Inc. and Allied Phase One Venture, as amended by that certain First Lease Modification dated September 13, 1994 and that certain Lease dated March 21, 1994 by and between Value Behavioral Health, Inc. and Allied Phase One Venture, as amended by that certain First Lease Modification dated October 13, 1994, and that certain Second Lease Modification dated October 31, 1994.

     4. The potential liabilities of ValueRx with respect to the bonus and severance arrangements described in SCHEDULE 2.2(IV) of the Stock Purchase Agreement.

     5. The potential liabilities of ValueRx with respect to the ValueRx current PTO plan's limited carry-over provision.

     6. Potential liabilities of the Acquired Entities (as such term is defined in the Stock Purchase Agreement) with respect to the litigation described in
SCHEDULE  3.9 of the  Stock  Purchase  Agreement  and the  audits  described  in
SCHEDULE 3.14 of the Stock Purchase Agreement.

     7. Contingent liabilities arising in connection with Section 280G of the Code with respect to agreements with the following persons: Steve Shulman, William Goss, James Buncher, Paul Finigan, David Wurzer and Kevin Roberg.

     8. Remaining obligations pursuant to the Consulting Agreement dated August 5, 1997 among Value Health, Inc., Value Oncology Sciences, Inc., CVH Acquisition Corporation and John F. Randazzo, Inc.

     9. Remaining obligations pursuant to the Consulting Agreement dated March 27, 1995 between Diagnostek Inc., Value Health, Inc. and Nunzio P. DeSantis.

     10. Continuing obligations under the ValueRx Plans and Multiemployer Plans as described in SCHEDULE 2.2(IV), SCHEDULE 3.12(B), and SCHEDULE 3.12(D) of the Stock Purchase Agreement.

     11. Contingent liabilities arising in connection with the Practice Patterns Science, Inc. Key Employee Stock Option Plan with respect to the following former employees: Susan Anderson, Trish Baker, and Jay Baumohl.